                                               FILED PURSUANT TO RULE 424(B)(1)
                                                     REGISTRATION NO. 333-13263
                                2,200,000 SHARES
                                 [GeoTel LOGO]
                                  COMMON STOCK
                               ------------------
     All of the shares of Common Stock offered hereby are being sold by GeoTel Communications Corporation ("GeoTel" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GEOC."

                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
            OFFENSE.

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                             PRICE TO                                 PROCEEDS TO
                                              PUBLIC            UNDERWRITING          COMPANY(1)
                                                                DISCOUNTS AND
                                                                 COMMISSIONS
------------------------------------------------------------------------------------------------------
Per Share..............................        $12.00               $0.84               $11.16
------------------------------------------------------------------------------------------------------
Total(2)...............................      $26,400,000         $1,848,000           $24,552,000
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $600,000.

(2) The Company and certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to the Selling Stockholders will be $30,360,000, $2,125,200, $27,509,400 and $725,400, respectively. See
    "Principal and Selling Stockholders" and "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that the delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about November 25, 1996.

ALEX. BROWN & SONS                                   WESSELS, ARNOLD & HENDERSON
       INCORPORATED

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 20, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        GEOTEL INTELLIGENT CALLROUTER(R)

       Managing the interaction between customers and answering resources

The system operates in a fault-tolerant, multi-vendor, multi-carrier, open telecommunications environment.

Pre-Routing(R) allows intelligence to be applied at the network level before the call is sent to a destination.

Post-Routing(R) controls the routing of calls among ACDs, PBXs or VRUs.

 [DIAGRAM ILLUSTRATING THE PRINCIPAL COMPONENTS OF THE INTELLIGENT CALLROUTER]


                         EVENT AND THRESHOLD MONITORING

The Intelligent CallRouter contains a comprehensive event monitoring system. It uses intuitive graphical display elements to immediately notify users of conditions requiring management intervention.

                    [SCREEN SHOT OF EVENT MONITORING SYSTEM]

                              VISUAL SCRIPT EDITOR

A powerful visual object-oriented environment is used to create and monitor call flow.

The ICR combines real-time call information with customer profile data before determining a destination for a call.

                     [SCREEN SHOT OF VISUAL SCRIPT EDITOR]


                  COMPREHENSIVE MANAGEMENT INFORMATION SYSTEM

Real-time call handling statistics are integrated with consolidated historical reporting for all calls across attached ACDs, PBXs, and VRUs. Data can be mixed and matched in any real-time/historical combination.

       [SCREEN SHOT OF GRAPHICAL MANAGEMENT REPORT PREPARED BY CUSTOMER]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     GeoTel Communications Corporation ("GeoTel" or the "Company") is a provider of telecommunications software solutions focused on enhanced call routing technology that enables customer-oriented companies to deliver responsive and cost-effective customer service. The Company's software solutions are aimed at decentralized or service-oriented corporations that use call centers, voice response units and other answering resources to interact with their customers. GeoTel's software solution, the Intelligent CallRouter, is designed for companies that utilize multiple call centers to handle high volumes of inbound customer calls and regard their effective handling of customer interaction through call center technology as a key competitive advantage. The Company is focused on open, standards-based software solutions for enterprise-wide call distribution in a multi-vendor, multi-carrier, fault-tolerant, distributed environment. GeoTel's call routing solutions have been deployed by a variety of companies, including America Online, American Express, Fidelity, MCI, Matrixx Marketing, Spiegel and USAir, representing approximately 6.5%, 2.6%, 23.3%, 7.0%, 4.9%, 3.8% and 6.7%, respectively, of the Company's total revenues to date.

     Companies are increasingly recognizing that excellent customer service can be used as a strategic weapon to differentiate their firms from competitors. In order to remain competitive, corporations must continually evaluate their product and service offerings to expand market share, lower costs and meet customer expectations. To improve service quality, companies have invested in technologies that enable them to concentrate customer service representatives, or agents, into groups known as call centers. Many large corporations utilize call centers as the primary method of interfacing with their customers. These call centers are typically deployed in multiple locations and can be utilized to provide a prioritized level of services for the most valued customers. Call centers allow businesses to reduce costs and deliver premium customer service.

     The technology utilized by call centers has evolved dramatically over the past three years. Historically, due to the closed nature of public networks, corporations installed premises-based switching systems at the end of long distance or local exchange telephone lines. Reliance on these switching systems requires corporations to use proprietary closed solutions offered by service providers where multi-vendor switching system interoperability was not possible. Consequently, the call center solutions employed by most corporations have been designed around the technological limits of premises-based switching systems and the limitations of carrier networks, which prevent corporations from realizing the potential benefits of virtual call centers. Virtual call centers draw upon all of the organization's call response resources and utilize open systems-based applications to enhance the capabilities of the existing call center infrastructure by integrating it with existing business applications and data.

     The Company's Intelligent CallRouter (the "ICR") enables enterprise-wide call routing and consolidated real-time management information at the network level. The ICR is an advanced call-by-call routing server that supports multiple routing clients independent of their location, toll-free carrier or switch provider. The multi-carrier, multi-vendor capabilities of the ICR allow the user to focus on delivering premium customer service without the limitations of proprietary or customer developed solutions. Its open architecture enables interoperability with other call processing and call volume management systems within an enterprise and provides a means for integrating these various stand-alone solutions. The ICR can be interfaced to agent scheduling, workflow management and other call center management tools. The distributed software fault tolerance implemented in the ICR provides the mission-critical reliability required for enterprise-wide call distribution. The Company also offers consulting and training, installation services and post-sale maintenance and support services.

     The Company's objective is to become the leading supplier of enterprise-wide call distribution software solutions. To achieve this objective, the Company is pursuing a number of strategies, including extending its technology leadership in order to expand the value-added call processing features required by its customers; expanding its call distribution technology to include all of the answering resources available within a customer's business environment; leveraging its open architecture to develop interfaces to both existing and emerging call center technologies; utilizing a multiple-channel distribution system to cost-effectively address the market for its products; and providing superior customer service, support and training to ensure customer satisfaction and the effective deployment of the Company's products.

     GeoTel sells its software and services to large corporations with multiple call center locations that are major users of inbound, toll-free services. The Company sells primarily through a direct sales force in the United States and is also developing strategic relationships both domestically and internationally. The Company has signed agreements with MCI Telecommunications Corporation and Optus Systems PTY Ltd, representing 7.0% and 12.8%, respectively, of the Company's total revenues to date. To date, the Company has licensed its software to over 20 companies.

     The Company was incorporated in Delaware in June 1993. The Company's principal executive offices are located at 25 Porter Road, Littleton, Massachusetts 01460. The Company's telephone number is (508) 486-1100.
                            ------------------------

     Intelligent CallRouter, Pre-Routing and Post-Routing are registered trademarks of the Company and GeoTel is a trademark of the Company. All other trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                                  THE OFFERING

Common Stock offered by the Company.........................  2,200,000 shares
Common Stock to be outstanding after the offering...........  12,818,553 shares(1)(2)
Use of proceeds.............................................  For working capital and other general corporate purposes,
                                                              including repayment of bank
                                                              indebtedness
Nasdaq National Market symbol...............................  GEOC

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     INCEPTION
                                   (JUNE 4, 1993)         YEAR ENDED           NINE MONTHS ENDED
                                      THROUGH            DECEMBER 31,            SEPTEMBER 30,
                                    DECEMBER 31,      -------------------     -------------------
                                        1993           1994        1995        1995        1996
                                   --------------     -------     -------     -------     -------
STATEMENT OF OPERATIONS DATA:
Revenues.........................      $   --         $    --     $ 1,534     $    --     $ 6,284
Income (loss) from operations....        (401)         (3,090)     (4,026)     (3,591)        177
Net income (loss)................        (377)         (2,966)     (3,862)     (3,479)        308
Pro forma net income (loss) per
  common and common equivalent
  share(2).......................                                 $ (0.37)                $  0.03
Pro forma weighted average number
  of common and common equivalent
  shares(2)......................                                 10,365,465              11,514,315

                                                               AS OF SEPTEMBER 30, 1996
                                                        ---------------------------------------
                                                                                   PRO FORMA
                                                                      PRO              AS
                                                        ACTUAL      FORMA(2)     ADJUSTED(2)(3)
                                                        -------     --------     --------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 5,812      $5,812         $ 28,941
Working capital.......................................    4,699       4,699           28,201
Total assets..........................................    9,176       9,176           32,305
Long-term debt, less current portion..................      450         450               --
Convertible preferred stock...........................   12,229          --               --
Preferred stock.......................................                   --               --
Total stockholders' equity (deficit)..................   (7,004)      5,225           29,177

---------------
(1) Based upon the number of shares of Common Stock outstanding as of September 30, 1996. Excludes 860,396 shares of Common Stock issuable upon the exercise of options outstanding on that date, of which options to purchase 8,400 shares were then exercisable. See "Management -- Stock Plans."

(2) Reflects the conversion of all issued and outstanding shares of Convertible Preferred Stock into 8,293,716 shares of Common Stock upon the closing of this offering. See Notes F and G to Financial Statements.

(3) Adjusted to reflect the sale of 2,200,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."

     Unless otherwise indicated, all information contained in this Prospectus reflects (i) the conversion of all outstanding shares of the Company's Series A Convertible Participating Preferred Stock, Series B Convertible Participating Preferred Stock and Series C Convertible Participating Preferred Stock (collectively, the "Convertible Preferred Stock") into an aggregate of 8,293,716 shares of Common Stock upon the closing of this offering, based upon the initial public offering price of $12.00 per share; (ii) reflects the restatement of the Company's Certificate of Incorporation, to be filed upon the closing of this offering, to eliminate the Company's existing series of Convertible Preferred Stock and to create a class of authorized but undesignated preferred stock; and
(iii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Limited Operating History; Future Operating Results Uncertain. The Company was incorporated in June 1993 and did not begin shipping products until May 1995. As of September 30, 1996, the Company had an accumulated deficit of $6,901,000. The Company has experienced substantial revenue growth since product introduction, and first achieved profitability in the first quarter of 1996. However, due to the Company's limited operating history there can be no assurance that such revenue growth and profitability will continue on a quarterly or annual basis in the future. Future operating results will depend on many factors, including the demand for the Company's products, the level of product and price competition, the Company's success in expanding its direct sales force and indirect distribution channels and the ability of the Company to develop and market new products and control costs. In order to support the growth of its business, the Company plans to significantly expand its level of operations. Due to the anticipated increase in the Company's operating expenses caused by this expansion, the Company's operating results will be adversely affected if revenues do not increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Potential Fluctuations in Quarterly Operating Results. The Company's quarterly operating results may in the future vary significantly depending on factors such as increased competition, the timing of new product announcements and changes in pricing policies by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products, the size and timing of significant orders, order cancellations by customers, the lengthy sales cycles of the Company's products, changes in operating expenses, changes in Company strategy, personnel changes and general economic factors. Product revenues are also difficult to forecast because the market for the Company's software products is rapidly evolving, and the Company's sales cycle varies substantially from customer to customer. A significant portion of the Company's revenues and operating income has been, and is expected to continue to be, derived from software licensing fees from a limited number of customers. Variability in the timing of such license fees may cause material fluctuations in the Company's business, operating results and financial condition. The Company's products and services generally require capital expenditures by customers as well as the commitment of resources to implement the Company's products. Accordingly, the Company is substantially dependent on its customers' decisions as to the timing and level of such expenditures and resource commitments. In addition, the Company typically realizes a significant portion of license revenues in the last month of a quarter. As a result, the magnitude of quarterly fluctuations may not become evident until late in, or after the close of, a particular quarter. The Company's expenses are based in part on the Company's expectations as to future revenue levels and to a large extent are fixed in the short-term. If revenues do not meet expectations, the Company's business, operating results and financial condition are likely to be materially adversely affected. In particular, because only a small portion of the Company's expenses varies with revenues, net income may be disproportionately affected by a reduction in revenues. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Due to the foregoing factors, it is likely that in some future quarter the Company's revenue or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risks Associated with Customer Concentration and One-Time License Fees. A significant portion of the Company's revenues to date has been derived from a limited number of customers. Revenues attributable to the Company's five largest customers accounted for approximately 94.4% and 62.2% of the Company's total revenues in 1995 and the nine months ended September 30, 1996, respectively. Fidelity Investments ("Fidelity"), Sprint Corporation and America Online accounted for approximately 38.3%, 25.9% and 20.0%, respectively, of the Company's total revenues in 1995, and Fidelity, Optus Systems PTY Ltd ("Optus"), GTE Communication Systems Corporation, MCI Telecommunications Corporation ("MCI"), and USAir Corp. accounted for approximately 19.7%, 15.9%, 10.2%, 8.7% and 7.7%, respectively, of the Company's total revenues for the nine months ended September 30, 1996. The Company expects that it will continue to be dependent upon a limited number of customers for a significant portion of its revenues in future periods. None of the Company's customers, other than MCI and Optus, is contractually obligated to license or purchase additional products or services from the Company and these customers generally have acquired fully-paid licenses to the installed product. As a result of this customer concentration, the Company's business, operating results and financial condition could be materially adversely affected by the failure of anticipated orders to materialize or by deferrals or cancellations of orders. In addition, a significant portion of the Company's revenues to date has been derived from initial license fees from customers who have acquired fully-paid licenses to the installed product. There can be no assurance that any of the Company's customers will continue to purchase the Company's products and services in amounts similar to previous periods or that revenues from customers that have accounted for significant revenues in past periods, individually or as a group, will continue or, if continued, will reach or exceed historical levels in any future period. The Company's operating results may in the future be subject to substantial period-to-period fluctuations as a consequence of such customer concentration. See "Business -- Customers."

     Lengthy Sales and Implementation Cycles. The Company's products are typically intended for use in applications that may be critical to a customer's business. The license and implementation of the Company's software products generally involves a significant commitment of resources by prospective customers. As a result, the Company's sales process is often subject to delays associated with lengthy approval processes that typically accompany significant capital expenditures. For these and other reasons, the sales cycle associated with the license of the Company's products is often lengthy (recently averaging approximately six months) and subject to a number of significant delays over which the Company has little or no control. In addition, the Company does not recognize license revenues until all significant post-delivery obligations have been satisfied, including the development of specific product features which, in certain cases, can take several quarters. The time required to implement the Company's products can vary significantly with the needs of its customers and is generally a process that extends for several months. There can be no assurance that the Company will not experience delays in the future, particularly if the Company receives orders for large, complex installations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Sales and Marketing" and "-- Customer Service and Support."

     Product Concentration; Dependence on Growth in Call Center Market. The Company currently derives substantially all of its revenues from licenses of the Intelligent CallRouter and related services. Broad market acceptance of the Company's product is critical to the Company's future success. As a result, a decline in demand for or failure to achieve broad market acceptance of the Intelligent CallRouter as a result of competition, technological change or otherwise, would have a material adverse effect on the business, operating results and financial condition of the Company. A decline in sales of the Intelligent CallRouter could also have a material adverse effect on sales of other Company products that may be sold to Intelligent CallRouter customers. The Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of the Intelligent CallRouter and other products. There can be no assurance that the Company will continue to be successful in marketing the Intelligent CallRouter or any new or enhanced products. See "Business -- Products," "-- Product Development" and
"-- Competition."

     The Intelligent CallRouter is utilized in call centers maintained by companies in a variety of industries. This product is currently expected to account for substantially all of the Company's future revenues. Although demand for the Intelligent CallRouter has grown in recent quarters, the call center market is still an emerging market. The Company's future financial performance will depend in large part on continued growth in the number of organizations adopting software applications to enhance their responsiveness to customers and the number of applications developed for use in those environments. There can be no assurance that the market for the Company's products will continue to grow. In addition, changes in the business or pricing strategies of the interexchange carriers or ACD vendors could adversely affect demand for the Company's products. If the call center market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected. During recent years, segments of the telecommunications industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. The Company's operations may in the future experience substantial fluctuations from period to period as a consequence of such industry patterns, general economic conditions affecting the timing of orders from major customers, and other factors affecting capital spending. There can be no assurance that such factors will not have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Industry Background."

     Competition. The market for telecommunications software products is intensely competitive and is subject to rapid technological change. Although to date the Company has experienced limited competition, the Company expects competition to increase significantly in the future. Currently, the Company's principal competitors are the interexchange carriers, particularly AT&T, and to a lesser extent MCI and Sprint, which provide proprietary call routing solutions as part of their service offerings. In addition, a number of other companies have introduced or announced their intention to introduce products that could be competitive with the Company's products, including Genesys Telecommunications Laboratories and IEX Corporation. Additional competitors, including traditional ACD providers, such as Lucent Technologies, Aspect Telecommunications Corporation, Northern Telecommunications, Inc. and Rockwell International Corporation, may enter the market by enhancing their proprietary private network solutions or by entering into arrangements with the interexchange carriers. The Company believes that, to date, approximately one-half of the Company's customers have purchased the Company's products to replace or enhance existing call routing solutions offered by the interexchange carriers. The Company's other customers have purchased the Company's products in order to implement a virtual call center solution for the first time. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. Some of the Company's current, and many of the Company's potential, competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company. In addition, one or more interexchange carriers, including MCI, Optus and Sprint which are customers of the Company, could choose to provide or distribute competitive products and services. Accordingly, there can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition. Moreover, the Company may be subject to potential conflicts of interest from time to time if a customer, such as MCI, Optus or Sprint, provides or distributes competitive products or services. In this regard, a customer which elects to provide or distribute competitive products or services could make strategic decisions with respect to pricing and other matters relating to products provided or distributed by it which could adversely affect the Company's business, operating results and financial condition. See "Business -- Competition."

     Dependence on New Products and Rapid Technological Change. The market for the Company's products is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially adversely affected. In June 1996, the Company released a new version of its Intelligent CallRouter and the Company plans to introduce additional enhancements in the near term. These enhancements are subject to significant technical risks. If these enhancements are delayed or if they do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. See "Business -- Product Development."

     Risk of Product Defects or Development Delays. Software products as complex as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing, new products and enhancements could contain software errors and, as a result, the Company could experience delays in recognizing revenues during the period required to correct these errors. The Company could in the future lose revenues as a result of software errors or defects. The Company's products are typically intended for use in applications that may be critical to a customer's business. As a result, the Company believes that its current customers and potential customers have a greater sensitivity to product defects than the market for software products generally. Although the Company has not experienced material adverse effects resulting from any such errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in the loss of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, operating results and financial condition.

     Management of Growth; Dependence Upon Key Personnel. The Company has recently experienced a period of rapid growth in revenues that has placed a significant strain upon its management systems and resources. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition. The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement. The loss of the services of one or more of the Company's executive officers could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel.

Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. See "Business -- Sales and Marketing" and "Management."

     Risks Associated with International Expansion. International sales accounted for approximately 21.6% of the Company's revenues for the nine months ended September 30, 1996. As part of its business strategy, the Company is seeking opportunities to expand its products into international markets. The Company believes that such expansion is important to the Company's ability to continue to grow and to market its products and services. In marketing its products and services internationally, however, the Company will face new competitors, some of whom may have established strong relationships with carriers. In addition, the ability of the Company to enter the international markets will be dependent upon the Company's ability to integrate its products with local proprietary networks in foreign countries. There can be no assurance that the Company will be successful in integrating its products with these proprietary networks or marketing or distributing its products abroad or that, if the Company is successful, its international revenues will be adequate to offset the expense of establishing and maintaining international operations. To date, the Company has limited experience in marketing and distributing its products internationally. In addition to the uncertainty as to the Company's ability to establish an international presence, there are certain difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, protection of intellectual property rights, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on any international operations established by the Company and, consequently, on the Company's business, operating results and financial condition.

     Dependence on Proprietary Technology; Risks of Infringement. The Company is dependent upon its ability to protect its proprietary technology. To protect its proprietary rights, the Company relies on a combination of patents, copyrights, trademarks, trade secret laws and confidentiality procedures. The Company has been issued one United States patent and also has one patent application pending in the United States and internationally. There can be no assurance that patents will be issued with respect to the pending or future patent applications or that the Company's existing or future patents will be upheld as valid or will prevent the development of competitive products. In addition, existing patent, copyright, trademark and trade secret laws afford only limited protection, and many countries' laws do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third-party copying, use or exploitation, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Attempts may be made to copy or reverse engineer aspects of the Company's products, or to obtain, use or exploit information or methods which the Company deems proprietary. Additionally, there can be no assurance that the Company's customers and others will not develop products which infringe upon the Company's rights, or that compete with the Company's products. Policing the use of the Company's products is difficult and expensive, and there is no assurance that such efforts would prove effective. Litigation or other action may be necessary in the future to enforce the Company's proprietary rights, to seek and confirm patent protection for the Company's technologies, or to determine the validity and scope of the proprietary rights of others. Any litigation could be time-consuming and result in significant costs. The Company expects that its software products may increasingly be subject to claims as the number of products and competitors in the Company's markets grows and the functionality of such products overlaps. Any such claims, with or without merit, could result in substantial costs and diversions of resources and management's attention, and could cause product shipment delays or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse impact on the Company's business, operating results and financial condition. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Intellectual Property and Other Proprietary Rights."

     Dependence on a Single Supplier for a Certain Product. The software and network adapter necessary to enable the Company's Intelligent CallRouter to interface with the AT&T network is licensed by the Company from a single vendor under a perpetual, fully-paid license. Although the Company has access to the source code underlying this software and rights to manufacture the network adapter, if for any reason the vendor does not make the software or network adapter available to the Company, there can be no assurance that the Company will be able to develop these products on a timely basis. See
"Business -- Intellectual Property and Other Proprietary Rights."

     Product Liability. The Company's license agreements with its customers generally contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

     No Prior Public Market; Determination of Public Offering Price; Potential Volatility of Stock Price. Prior to this offering there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for the Common Stock has been determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, revenues and earnings of the Company, the market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant, and may not be indicative of the market price of the Common Stock after this offering. In addition, the stock markets in general, and the market prices for high technology companies in particular, have historically experienced volatility that at times has been unrelated to the operating performance of such companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products or acquisitions by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. These broad market and industry fluctuations may adversely affect the market price of the Common Stock regardless of the Company's operating performance. See "Underwriting" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Shares Eligible for Future Sale; Registration Rights. A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding options will become available for future sale in the public market at prescribed times or pursuant to the exercise of registration rights. Sales of substantial amounts of such shares in the public market could adversely affect the market price of the Common Stock. Approximately 2,083 shares may be eligible for resale in the public market without restriction in reliance on Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). An additional 343,749 shares may be eligible for resale in the public market without restriction in reliance on Rule 144(k) upon the expiration of certain 180-day lock-up agreements. In addition, beginning 90 days after the date of this Prospectus, 6,819,313 shares of Common Stock, all of which shares are subject to 180-day lockup agreements with the Representatives of the Underwriters, will be eligible for resale in the public market subject to the restrictions of Rule 144 under the Securities Act. See "Shares Eligible for Future Sale." In addition, the Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period before shares subject to Rule 144 become eligible for sale in the public market. This proposal, if adopted, would substantially increase the number of shares of the Company's Common Stock eligible for immediate sale following the expiration of the lock-up period. Approximately 90 days after the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 2,972,341 shares of Common Stock issuable under its restricted stock purchase plan, stock restriction agreements and stock option plan. Shares covered by such registration statements will be eligible for sale in the public market after the effective date of such registration, except for 1,704,146 shares which are subject to 180-day lockup agreements with Representatives of the Underwriters.

     The executive officers and the directors of the Company and certain stockholders, who in the aggregate own beneficially approximately 10,731,719 shares of Common Stock (including shares issuable pursuant to the exercise of stock options), have agreed pursuant to lock-up agreements that they will not, without the prior written consent of Alex. Brown & Sons Incorporated, sell or otherwise dispose of any such shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus. Upon the expiration of these lock-up agreements, 8,077,979 of such shares (including shares issuable pursuant to the exercise of stock options) will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

     As of the date of this Prospectus, the holders of 9,508,183 shares of Common Stock are entitled to certain registration rights with respect to such shares. If the Company is required to register shares held by any such holder pursuant to the exercise of its or his registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital or adversely affect the Common Stock. See "Management," "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

     Control by Existing Stockholders. Following this offering, the Company's executive officers, directors and their respective affiliates, in the aggregate, will beneficially own approximately 44.5% of the Company's outstanding Common Stock (43.3% of the outstanding Common Stock if the over-allotment option is exercised in full). As a result, these stockholders, if acting together, would be able to exert substantial influence over the Company and to effectively control most matters requiring approval by the stockholders of the Company, including the election of directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

     Certain Anti-Takeover Provisions Affecting Stockholders. The Company's Restated Certificate of Incorporation and Bylaws contain provisions that might diminish the likelihood that a potential acquiror would make an offer for the Common Stock, or impede a transaction favorable to the interest of the stockholders, or increase the difficulty of removing an incumbent Board of Directors or management. After the closing of this offering, the Company's Board of Directors will have the authority, without further stockholder approval, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to determine the price, rights, preferences and privileges of those shares. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Furthermore, certain provisions of the Company's Restated Certificate of Incorporation, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, may have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Company's Common Stock. Each of the Company's executive officers is a party to a change in control agreement which provides for salary continuation and other benefits upon the occurrence of certain events following a change of control. These agreements could have the effect of discouraging a change of control of the Company. See "Description of Capital Stock -- Certain Charter, Bylaw and Statutory Provisions Affecting Stockholders" and
"Management -- Employment Agreements and Change of Control Arrangements."

     Dilution. Purchasers in this offering will suffer an immediate and substantial dilution, in the amount of $9.72 per share, in the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."

     No Dividends. The Company has never declared or paid cash dividends to its stockholders and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

     Discretion as to Use of Proceeds. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Company's Common Stock, to increase the visability of the Company in the marketplace and to facilitate future access to public equity markets. As of the date of this Prospectus, the Company has no specific plans to use the net proceeds from this offering other than for working capital and general corporate purposes, including repayment of bank indebtedness. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending any such uses, the Company plans to invest the net proceeds in the investment grade, interest-bearing securities. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered by the Company pursuant to this offering are estimated to be $23,952,000 ($26,909,400 if the Underwriters' over-allotment option is exercised in full), at the initial public offering price of $12.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock, to increase the visibility of the Company in the marketplace and to facilitate future access by the Company to public equity markets.

     The Company anticipates using a portion of the net proceeds to repay in full the Company's existing bank indebtedness and the balance for general corporate purposes, including working capital. At September 30, 1996, the Company's bank indebtedness consisted of equipment lines of credit which amounted to approximately $823,000, payable in monthly installments. Future principal payments are $101,000, $347,000, $252,000, $99,000 and $24,000 for the
remainder of 1996 and annually for 1997, 1998, 1999 and 2000, respectively. At September 30, 1996, interest accrued on such loans at the bank's prime rate (8.25% at September 30, 1996) per annum. The proceeds of such loans were used by the Company to acquire capital equipment. The Company may seek acquisitions of businesses, products and technologies that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions in as early as the fourth quarter of 1996. While the Company engages from time to time in discussions with respect to potential acquisitions, the Company has no plans, commitments or agreements with respect to any such acquisitions as of the date of this Prospectus, and there can be no assurance that any such acquisitions will be made. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock and currently intends to retain all available funds for use in the operation and expansion of its business. The Company does not, therefore, anticipate that any cash dividends will be declared or paid in the foreseeable future. The Company's current loan agreement prohibits the payment of cash dividends without the bank's consent. See Financial Statements and the related Notes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996 on an actual, pro forma and as adjusted basis to give effect to the sale of 2,200,000 shares of Common Stock offered by the Company in this offering at the initial public offering price of $12.00 per share, and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                 SEPTEMBER 30, 1996
                                                     -------------------------------------------
                                                                                    PRO FORMA
                                                     ACTUAL      PRO FORMA(1)     AS ADJUSTED(2)
                                                     -------     ------------     --------------
                                                                   (IN THOUSANDS)
Long-term debt, less current portion...............  $   450       $    450                --
                                                     -------       --------          --------
Convertible preferred stock, $.01 par value,
 7,788,615 shares authorized, issued and
 outstanding (actual), no shares (pro forma and pro
 forma as adjusted) (aggregate liquidation
 preference of $12,756,000)........................   12,229             --                --
Stockholders' equity (deficit):
Preferred stock, $.01 par value; no shares
 authorized, issued and outstanding (actual);
 5,000,000 shares authorized, no shares issued and
 outstanding (pro forma and pro forma as
 adjusted)(3)
Common Stock, $.01 par value; 14,000,000 shares
 authorized, 2,599,580 shares issued and 2,324,837
 shares outstanding (actual); 40,000,000 shares
 authorized, 10,893,296 shares issued and
 10,618,553 shares outstanding (pro forma); and
 40,000,000 shares authorized, 13,093,296 shares
 issued and 12,818,553 shares outstanding (pro
 forma as adjusted)(3)(4)..........................       26            109          $    131
Additional paid-in capital.........................    1,173         13,319            37,249
Accumulated deficit................................   (6,901)        (6,901)           (6,901)
Notes receivable from stockholders.................     (153)          (153)             (153)
Unearned compensation..............................   (1,107)        (1,107)           (1,107)
Less treasury stock, at cost, 274,743 shares.......      (42)           (42)              (42)
                                                     -------       --------          --------
     Total stockholders' equity (deficit)..........   (7,004)         5,225            29,177
                                                     -------       --------          --------
     Total capitalization..........................  $ 5,675       $  5,675          $ 29,177
                                                     =======       ========          ========

---------------
(1) Reflects the conversion of all issued and outstanding shares of Convertible Preferred Stock into 8,293,716 shares of Common Stock upon the closing of this offering, based upon the initial public offering price of $12.00 per share.

(2) Adjusted to give effect to the sale of 2,200,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $12.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, and the anticipated application of the net proceeds therefrom.

(3) On September 26, 1996, the Company's Board of Directors and stockholders approved amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 14,000,000 to 40,000,000 and to set the number of authorized shares of undesignated Preferred Stock at 5,000,000 to be effected upon the closing of this offering. See "Description of Capital Stock" and Notes to the Financial Statements.

(4) Excludes 860,396 shares of Common Stock issuable pursuant to the exercise of options outstanding at September 30, 1996, of which options to purchase 8,400 shares were then exercisable. See "Management -- Stock Plans."


                                    DILUTION

     The pro forma net tangible book value of the Company at September 30, 1996, after giving effect to the automatic conversion of Convertible Preferred Stock upon the closing of the offering, was approximately $5,225,000, or $0.49 per share of Common Stock. Net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale by the Company of the 2,200,000 shares of Common Stock offered hereby at the initial public offering price of $12.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of September 30, 1996 would have been $29,177,000 or $2.28 per share of Common Stock. This represents an immediate increase in such pro forma net tangible book value of $1.79 per share to existing stockholders and an immediate dilution of $9.72 per share to new investors purchasing shares in this offering.
The following table illustrates this per share dilution:

    Initial public offering price per share...........................            $12.00
    Pro forma net tangible book value per share before this
      offering........................................................  $0.49
    Increase per share attributable to new investors..................   1.79
    Pro forma net tangible book value per share after this offering...              2.28
                                                                                  ------
    Dilution per share to new investors...............................            $ 9.72
                                                                                  ======

     The following table summarizes, on a pro forma basis as of September 30, 1996, after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into 8,293,716 shares of Common Stock upon the closing of this offering, the number of shares of Common Stock purchased from the Company (excluding shares repurchased by the Company and held in treasury), the total consideration paid and the average price per share paid to the Company by existing stockholders (net of expenses) and by new investors purchasing shares offered by the Company hereby (at the initial public offering price of $12.00 per share), respectively, before deducting the underwriting discounts and commissions and estimated offering expenses:

                                      SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                   ----------------------     -----------------------     PRICE PER
                                     NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                   ----------     -------     -----------     -------     ---------
Existing stockholders............  10,618,553       82.8%     $12,250,000       31.7%      $ 1.15
New investors....................   2,200,000       17.2%      26,400,000       68.3%       12.00
                                   ----------      -----      -----------      -----
          Total..................  12,818,553      100.0%     $38,650,000      100.0%
                                   ==========      =====      ===========      =====

     The foregoing tables assume no exercise of the Underwriters' over-allotment option or of options to purchase an aggregate of 860,396 shares of Common Stock that were outstanding at September 30, 1996. To the extent that the Underwriters' over-allotment option and other options are exercised in the future, there will be further dilution to new investors. If all of the outstanding options were exercised in full, the dilution per share to new investors would be $9.74. Such exercises would increase the number of shares held by existing stockholders to 11,478,949 shares, or 83.9%, of the total number of shares of Common Stock to be outstanding after this offering, and would (i) decrease the percentage ownership of the Company held by the new investors to 16.1% of the total number of shares of Common Stock to be outstanding after this offering, (ii) increase the total consideration paid to the Company by existing stockholders to $13,941,000, or 34.6% of the total consideration paid to the Company, and (iii) increase the average price per share paid by existing stockholders to $1.21. See "Management -- Stock Plans."

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Financial Statements and the Notes thereto and other financial information included elsewhere in this Prospectus. The selected financial data set forth below has been derived from, and qualified by reference to, those Financial
Statements and Notes thereto. The selected financial data set forth below for the year ended December 31, 1995 and the nine months ended September 30, 1996 has been derived from Financial Statements of the Company which has been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data set forth below from inception (June 4, 1993) through December 31, 1993 and for the year ended December 31, 1994 has been derived from Financial Statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data for the nine months ended
September 30, 1995 is unaudited but has been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the operating results for the period. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for any other interim period or the full year.

                                                INCEPTION
                                              (JUNE 4, 1993)       YEAR ENDED          NINE MONTHS ENDED
                                                 THROUGH           DECEMBER 31,          SEPTEMBER 30,
                                               DECEMBER 31,    --------------------   --------------------
                                                   1993          1994       1995       1995        1996
                                              --------------   -------   ----------   -------   ----------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license..........................                                $ 1,360                 $5,618
  Services and other........................                                    174                    666
                                                                            -------                 ------
  Total revenues............................                                  1,534                  6,284
                                                                            -------                 ------
Cost of Revenues:
  Cost of software license..................                                    264                    235
  Cost of services and other................                                    611   $   372          988
                                                                            -------   -------       ------
  Total cost of revenues....................                                    875       372        1,223
                                                                            -------   -------       ------
Gross profit (loss).........................                                    659      (372)       5,061
                                                                            -------   -------       ------
Operating Expenses:
  Research and development..................       $ 140       $ 1,879        2,322     1,720        2,210
  Sales and marketing.......................          --           570        1,476       998        1,969
  General and administrative................         261           641          887       501          705
                                                   -----       -------      -------   -------       ------
  Total operating costs.....................         401         3,090        4,685     3,219        4,884
                                                   -----       -------      -------   -------       ------
Income (loss) from operations...............        (401)       (3,090)      (4,026)   (3,591)         177
Interest income, net........................          24           124          164       112          131
                                                   -----       -------      -------   -------       ------
Net income (loss)...........................       $(377)      $(2,966)     $(3,862)  $(3,479)      $  308
                                                   =====       =======      =======   =======       ======
Pro forma net income (loss) per common and
  common equivalent share(1)................                                $ (0.37)                $ 0.03
                                                                            =======                 ======
Pro forma weighted average number of common
  and common equivalent shares(1)...........                             10,365,465             11,514,315
                                                                         ==========             ==========

                                                                     SEPTEMBER 30, 1996
                                 DECEMBER 31,            ------------------------------------------
                         ----------------------------                                  PRO FORMA
                          1993      1994       1995      ACTUAL     PRO FORMA(1)    AS ADJUSTED(2)
                         ------    -------    -------    -------    ------------    ---------------
BALANCE SHEET DATA:
Cash and cash
  equivalents..........  $  451    $ 3,793    $ 4,537    $ 5,812       $5,812           $28,941
Working capital........   2,841      4,249      4,292      4,699        4,699            28,201
Total assets...........   3,020      5,483      6,449      9,176        9,176            32,305
Long-term debt, less
  current portion......      --        338        408        450          450                --
Convertible preferred
  stock................   3,267      7,937     11,986     12,229           --                --
Preferred stock........                                                    --                --
Total stockholders'
  equity (deficit).....    (370)    (3,357)    (7,312)    (7,004)       5,225            29,177

---------------
(1) Reflects the conversion of all issued and outstanding shares of Convertible Preferred Stock into 8,293,716 shares of Common Stock upon the closing of this offering, based upon the initial public offering price of $12.00 per share. See Notes F and G to Financial Statements.

(2) Adjusted to give effect to the sale of 2,200,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $12.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, and the anticipated application of the net proceeds therefrom.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such a difference include, but are not limited to, those discussed in "Risk Factors." The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.

OVERVIEW

     The Company was incorporated in June 1993 to develop telecommunications software solutions that enable enhanced call center applications. From inception through the first half of 1995, the Company was engaged principally in research and product development of its Intelligent CallRouter product. The Company's first customer installation of the Intelligent CallRouter occurred in May 1995 and the Company recognized its first revenue from customer shipments in the fourth quarter of 1995. The Company initially achieved profitability in the first quarter of 1996. Unit shipments have grown due to increasing market acceptance of the Company's product and increases in the size of the Company's direct sales force. The Company expects that the Intelligent CallRouter product will account for substantially all of its revenue for the foreseeable future. The Company believes that its future performance will depend in large part on its ability to maintain and enhance its current Intelligent CallRouter product line, develop new products that achieve market acceptance, maintain technological competitiveness, meet an expanding range of customer requirements and continue to recruit highly skilled and qualified software professionals. The Company primarily markets its products in the United States through a direct sales force which is complemented by strategic sales channels, including MCI, selected resellers and an international partner.

     The Company's revenue is derived from two sources: software licenses and services. Software license revenue, which has historically represented the majority of the Company's total revenue, is generally payable within thirty days of product acceptance. The Company recognizes software license fee revenues upon shipment unless there are significant post-delivery obligations. When significant post-delivery obligations exist, revenues are deferred until such obligations have been satisfied. Service revenues consist primarily of maintenance, installation and training revenues. Maintenance revenues are recognized ratably over the term of the support period, which is typically twelve months. Installation and training revenues are recognized when the services are performed.

     A significant portion of the Company's revenues to date has been derived from a limited number of customers. Revenues attributable to the Company's five largest customers accounted for approximately 94.4% and 62.2% of the Company's total revenues in 1995 and the nine months ended September 30, 1996, respectively. The Company expects that it will continue to be dependent upon a limited number of customers for a significant portion of its revenues in future periods. See "Risk Factors -- Risks Associated with Customer Concentration."

     The Company has experienced substantial revenue growth since product introduction and first achieved profitability in the first quarter of 1996. However, due to the Company's limited operating history there can be no assurance that such revenue growth and profitability will continue on a quarterly or annual basis in the future. Future operating results will depend on many factors, including the demand for the Company's products, the level of product and price competition, the Company's success in expanding its direct sales force and indirect distribution channels and the ability of the Company to develop and market new products and control costs. In order to support the growth of its business, the Company plans to significantly expand its level of operations. Due to the anticipated increase in the Company's operating expenses caused by this expansion, the Company's operating results will be adversely affected if revenues do not increase. Although demand for the Intelligent CallRouter has grown in recent quarters, the call center market is still an emerging market. The Company's future financial performance will depend in large part on continued growth in the number of organizations adopting software applications to enhance their responsiveness to customers and the number of applications developed for use in these environments. See "Risk Factors -- Limited Operating History; Future Operating Results Uncertain."

     The Company's quarterly operating results may in the future vary significantly depending on factors such as increased competition, the timing of new product announcements and changes in pricing policies by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products, the size and timing of significant orders, order cancellations by customers, changes in operating expenses, changes in Company strategy, personnel changes, and general economic factors. The Company's expense levels are based, in part, on its expectations of future revenues and to a large extent are fixed in the short-term. If revenue levels are below expectations, the Company's business, operating results and financial condition are likely to be materially adversely affected. Net income may be disproportionately affected by a reduction in revenues because a proportionately smaller amount of the Company's expenses varies with its revenues. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "Risk Factors -- Potential Fluctuations in Quarterly Operating Results."

OPERATING RESULTS

     The following table presents selected unaudited financial information for the Company's last four quarters (since the Company began recognizing revenue), as well as the percentage of the Company's total revenues represented by each item. The Company has not included quarterly financial information for any quarter prior to the quarter ended December 31, 1995 as the Company was a development stage enterprise and expenses in those quarters related primarily to the research and development of the Company's products and initial marketing efforts. In the opinion of the Company's management, this unaudited information reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly this information when read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.
The Company's operating results for any one quarter are not necessarily indicative of results for any future period.

                                                                     QUARTER ENDED
                          ----------------------------------------------------------------------------------------------------
                          DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,   DECEMBER 31,  MARCH 31,  JUNE 30,   SEPTEMBER 30,
                              1995        1996       1996         1996           1995        1996       1996          1996
                          ------------  ---------  --------  -------------   ------------  ---------  --------   -------------
                                           (IN THOUSANDS)                              (PERCENTAGE OF TOTAL REVENUE)
Revenues:
  Software license......     $1,360       $1,705    $1,837       $2,076           88.6%       92.7%      89.7%        86.7%
  Services and other....        174          134       212          320           11.4         7.3       10.3         13.3
                             ------       ------    ------       ------          -----       -----      -----        -----
  Total revenues........      1,534        1,839     2,049        2,396          100.0       100.0      100.0        100.0
                             ------       ------    ------       ------          -----       -----      -----        -----
Cost of Revenues:
  Cost of software
    license.............        264           75       108           52           17.2         4.1        5.3          2.2
  Cost of services and
    other...............        240          278       338          372           15.6        15.1       16.5         15.5
                             ------       ------    ------       ------          -----       -----      -----        -----
  Total cost of
    revenues............        504          353       446          424           32.8        19.2       21.8         17.7
                             ------       ------    ------       ------          -----       -----      -----        -----
Gross Profit............      1,030        1,486     1,603        1,972           67.2        80.8       78.2         82.3
                             ------       ------    ------       ------          -----       -----      -----        -----
Operating Expenses:
  Research and
    development.........        601          656       734          820           39.2        35.7       35.8         34.2
  Sales and marketing...        479          621       575          773           31.2        33.8       28.1         32.3
  General and
    administrative......        386          204       242          259           25.2        11.1       11.8         10.8
                             ------       ------    ------       ------          -----       -----      -----        -----
  Total operating
    costs...............      1,466        1,481     1,551        1,852           95.6        80.6       75.7         77.3
                             ------       ------    ------       ------          -----       -----      -----        -----
Income(loss) from
  operations............       (436)           5        52          120          (28.4)        0.2        2.5          5.0
Interest income, net....         52           40        45           46            3.4         2.2        2.2          1.9
                             ------       ------    ------       ------          -----       -----      -----        -----
Net income (loss).......     $ (384)      $   45    $   97       $  166          (25.0)%       2.4%       4.7%         6.9%
                             ======       ======    ======       ======          =====       =====      =====        =====

REVENUES

     Revenues consist of software license fees and services. The Company recorded no revenues until the fourth quarter of 1995. Since the fourth quarter of 1995, the Company's quarterly revenues have increased sequentially by 19.9%, 11.4% and 16.9% for the first, second and third quarter of 1996, respectively. The increases were due to increases in unit sales. The Company did not record any revenues from international sales until the first quarter of 1996. International sales represented 21.6% of revenues for the nine months ended September 30, 1996. To date, the Company's international sales have been denominated in U.S. currency. Most of the Company's revenues have been from software license and installation revenues. The Company anticipates that maintenance revenues will increase as a percentage of revenues as the Company's customer base increases. Service and other revenues for the fourth quarter of 1995 were derived solely from installation services. Installation and maintenance services represented 68% and 28%, respectively, of total service and other revenues for the nine months ended September 30, 1996. Installation services are one time sales. Maintenance contracts are generally twelve months in duration and are subject to customer renewal.

COST OF REVENUES

     To date, cost of software licenses consists principally of product warranty costs and costs attributable to a discontinued marketing program offered to the Company's first five customers. Cost of software licenses as a percentage of software license revenue were 19.4%, 4.4%, 5.9% and 2.5% for the fourth quarter of 1995 and the first, second and third quarter of 1996, respectively. The decreases in percentage for the fourth quarter of 1995, the first quarter of 1996 and the third quarter of 1996 resulted from decreasing hardware costs. As part of the initial introduction of the Company's software products, the Company purchased and resold certain hardware required by customers in order to implement the Company's products. This program was discontinued as the Company's general practice in September 1995. The Company does not anticipate that hardware costs will represent a significant portion of cost of revenues in the future. The increase in dollars and as a percentage of software license revenue in the second quarter of 1996 as compared to the first and third quarter of 1996, was the result of an increase in the provision for warranty expense.

     Cost of services consists principally of the costs incurred to provide installation, consulting, maintenance and training services. The expenses incurred to provide these services are comprised primarily of personnel costs, travel and facility costs. Cost of services as a percentage of services and other revenues were 137.9%, 207.5%, 159.4% and 116.3% for the fourth quarter of 1995 and the first, second and third quarter of 1996, respectively. The dollar increases were a result of start-up costs associated with the building of a customer support infrastructure to handle the anticipated future growth in customers. The Company anticipates that the cost of services will increase in absolute dollars, while decreasing as a percentage of services and other revenues in the foreseeable future. The Company anticipates that services revenues will begin to exceed the related costs of services and other expenses as the Company begins to benefit from cost efficiencies anticipated as the customer base and maintenance customer renewals increase.

OPERATING EXPENSES

     Research and Development. Research and development expenses consist principally of personnel and facility costs. Research and development expenses as a percentage of total revenues were 39.2%, 35.7%, 35.8% and 34.2% for the fourth quarter of 1995 and the first, second and third quarter of 1996, respectively. The decrease in percentage from the fourth quarter to the first quarter was the result of expenses remaining relatively constant during the period while the Company experienced significant revenue growth. The increase in absolute dollars from the fourth quarter of 1995 through the third quarter of 1996 was the result of an increase in employees and the associated hiring costs each quarter. The Company anticipates that research and development expenses will continue to increase in absolute dollars, while decreasing as a percentage of total revenues in the foreseeable future. To date, the Company's development efforts have not resulted in any capitalized software development costs.

     Sales and Marketing. Sales and marketing expenses consist principally of personnel costs, travel, promotional expenses and facility costs. Sales and marketing expenses as a percentage of total revenues were 31.2%, 33.8%, 28.1% and 32.3% for the fourth quarter of 1995 and the first, second and third quarter of 1996, respectively. The Company recorded a charge associated with the termination of an employee in the first quarter of 1996. Excluding this charge, the Company would have experienced an increase in sales and marketing expenses in absolute dollars but a decrease as a percentage of total revenues from the preceding quarter. The increase in sales and marketing expenses was the result of adding sales personnel to the direct sales force and an increase in commission expense attributable to higher sales. The Company anticipates that sales and marketing expenses will increase in absolute dollars and as a percentage of total revenues in the foreseeable future.

     General and Administrative. General and administrative expenses consist principally of personnel costs for administrative, finance, information systems, human resources and general management personnel, as well as legal expenses and facility costs. General and administrative expenses as a percentage of total revenues were 25.2%, 11.1%, 11.8% and 10.8% for the fourth quarter of 1995 and the first, second and third quarter of 1996, respectively. General and administrative expenses in the fourth quarter of 1995 were higher than in any of the first three quarters in 1996 principally due to the settlement of litigation for approximately $127,000. General and administrative expenses have been increasing in absolute dollars since the first quarter of 1996 due to an increase in employees and travel. The Company anticipates that general and administrative expenses will increase in absolute dollars, while decreasing as a percentage of total revenues for the foreseeable future.

INTEREST INCOME, NET

     Interest income, net, of $52,000, $40,000, $45,000 and $46,000 for the
fourth quarter of 1995 and the first, second and third quarter of 1996, respectively, resulted from investments of the Company's cash balances, net of interest expense incurred on bank term notes.

PROVISION FOR INCOME TAXES

     The Company reported a net loss in each completed year and accordingly did not provide for an income tax liability. See Financial Statements and Notes thereto. As of September 30, 1996, the Company had net operating loss carryforwards of approximately $1,400,000 for federal and state income tax purposes, and capitalized start-up costs of approximately $4,800,000 that may be used to offset future federal income tax, if any. The Company also has $117,000 of federal research and development tax credits which expire beginning in the year 2009 if not utilized. An ownership change, as defined in the Tax Reform Act of 1986, may restrict the utilization of certain tax attributes. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the limited history of operating profits. See the Financial Statements and Notes thereto.

INFLATION

     Certain of the Company's expenses increase with general inflation in the economy. However, the Company does not believe that its results of operations have been, or will be, adversely affected by inflation.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1996, the Company had cash and cash equivalents of $5,812,000, an increase of approximately $1,275,000 from December 31, 1995. The Company has financed its operations to date primarily by the private sales of equity securities pursuant to which the Company received approximately $12,123,000 and by bank term notes to finance purchases of equipment. Since inception, the principal uses of cash have been to fund research and development of the Company's products and initial marketing of the products and to purchase capital equipment. As of September 30, 1996, the Company had $2,163,000 in accounts receivable.

     At September 30, 1996, the Company's bank indebtedness, consisting of equipment lines of credit amounted to $823,000, payable in monthly installments. Future principal payments are $101,000, $347,000, $252,000, $99,000 and $24,000
for the remainder of 1996 and annually for 1997, 1998, 1999 and 2000, respectively. Interest accrues on such loans at the bank's prime rate (8.25% at September 30, 1996) per annum. The proceeds of such loans were used by the Company to acquire capital equipment. In September 1996, the Company negotiated an additional equipment line in the amount of $800,000 under similar terms. The Company is prohibited from paying cash dividends without the consent of the bank while there are outstanding borrowings.

     As of September 30, 1996, the Company had no material commitments for capital expenditures.

     The Company believes that the net proceeds from the sale of the Common Stock in this offering, together with existing cash balances, funds available under the equipment line and funds generated by operations, will be sufficient to meet its anticipated liquidity and working capital requirements for at least the next twelve months.

                                    BUSINESS

OVERVIEW

     GeoTel Communications Corporation ("GeoTel" or the "Company") is a provider of telecommunications software solutions focused on enhanced call routing technology that enables customer-oriented companies to deliver responsive and cost-effective customer service. The Company's software solutions are aimed at decentralized or service-oriented corporations that use call centers, voice response units and other answering resources to interact with their customers. GeoTel's software solution, the Intelligent CallRouter, is designed for companies that utilize multiple call centers to handle high volumes of inbound customer calls and regard their effective handling of customer interaction through call center technology as a key competitive advantage. The Company is focused on open, standards-based software solutions for enterprise-wide call distribution in a multi-vendor, multi-carrier, fault-tolerant, distributed environment. GeoTel's call routing solutions have been deployed by a variety of companies, including America Online, American Express, Fidelity, MCI, Matrixx Marketing, Spiegel and USAir.

INDUSTRY BACKGROUND

  Call Center Market

     Companies are increasingly recognizing that excellent customer service can be used as a strategic weapon to differentiate their firms from competitors. In order to remain competitive, corporations must continually evaluate their product and service offerings to expand market share, lower costs and meet customer expectations. To improve service quality, companies have invested in technologies that enable them to concentrate customer service representatives, or agents, into groups known as call centers. Many corporations utilize call centers as the primary method of interacting with their customers. These call centers are typically deployed in multiple locations and can be utilized to provide a prioritized level of services for their most valued customers. Call centers allow businesses to reduce costs and deliver premium customer service.

     While call centers have grown both in size and importance, current technologies have been focused on stand-alone, call center applications, rather than the customer interaction requirements of the entire corporation. This has led to a fragmented environment in businesses that have multiple call centers, branch offices and divisions, with call centers evolving as technology "islands" within the corporation. As a result, corporations are unable to provide solutions that utilize all the customer response resources within the organization whether they are personnel or systems-based. Increasingly, successful organizations are seeking solutions to address these strategic business requirements through the implementation of "virtual call centers." Virtual call centers utilize all the relevant resources maintained by the corporation in order to achieve a unified, controllable and adaptable customer service solution. Enterprise-wide utilization of resources and technology enables the corporation to maximize levels of customer service while fully utilizing existing investments in telephony, technology and personnel.

  Call Center Technology

     In response to customer demand, the telecommunications environment has changed rapidly with the emergence of new carrier-based, Advanced Intelligent Network (AIN) services and 800/888 number portability. Most interexchange carriers (IXCs), including AT&T, MCI and Sprint, have opened network control to their customers, enabling the development of third party software to control the routing of customer calls within their networks. Corporations can now shop for the most competitive carrier rates and implement new network-based services which are not based on proprietary closed solutions, while retaining their existing telephone numbers. As the era of "open public networking" evolves, corporations are seeking business solutions that encompass more than the limited, non-integrated, proprietary telecommunication products that have been dominant in the past.

     The technology utilized by call centers has evolved dramatically over the past three years. Historically, due to the closed nature of public networks, corporations installed premises-based switching systems at the end of long distance or local exchange telephone lines. Reliance on these switching systems requires corporations to use proprietary closed solutions offered by service providers where multi-vendor switching system interoperability was not possible. Consequently, the call center solutions employed by most corporations have been designed around the technological limits of premises-based switching systems and the limitations of carrier networks, which prevent corporations from realizing the potential benefits of virtual call centers. Virtual call centers draw upon all of the organization's call response resources and utilize open-systems based applications to enhance the capabilities of the existing call center infrastructure by integrating it with existing business applications and data.

     The primary providers of call center solutions are IXCs and Automatic Call Distribution (ACD) switching system vendors. Currently, the major IXCs offer services that can route inbound toll-free calls to more than one call center, but they have limited visibility as to why the call is being delivered to that location. These services attempt to distribute calls among multiple call center locations by relying on percentage allocations based on historical data or call counting. Since there is no real-time data, these routing schemes are limited because the system is not aware of what is actually taking place in the individual call centers. For example, carriers might route 40% of a business' incoming calls to Boston, 30% to Dallas and 30% to Denver using a set table based on time of day and origin of call. While this solution is viable as long as each site is staffed accordingly to handle the inflow of calls, it cannot dynamically adjust to variances in agent availability, call handling times, and calls from non-network sources. Furthermore, the customer is unable to benefit from a multi-carrier environment. Many ACD switching system vendors provide private networking options that allow calls to flow from one system to another, but these systems consume network bandwidth and still do not optimize network resources. They are also ineffective in a multi-vendor ACD environment.

     Due to the migration towards open systems by the IXCs, customers are now able to control connections across interexchange carrier networks based on resources, customer profiles and other factors as determined by high-end enterprise-level software applications. ACDs and other customer premises-based switching systems have also opened control to computer applications. The evolution of Computer Telephony Integration (CTI) technology allows computer applications to interface with and control functions of the ACD or Private Branch Exchange (PBX). These applications are capable of utilizing business data, legacy systems and client/server systems and integrating them with existing telecommunications systems.

     To date, few organizations have fully realized the potential benefits offered by virtual call centers due to the lack of enterprise-wide call distribution. In particular, the need for enterprise-wide call distribution must be addressed as a prerequisite for a well-managed customer-focused call center. Traditional carrier services and ACD products have limited flexibility and are generally not scalable to large enterprises. These solutions do not facilitate enterprise-wide call distribution since they offer only local routing within a stand-alone ACD, and do not enable a multi-vendor, multi-carrier solution. As a result, the Company believes that the need exists for flexible, scalable, customer premises-based call processing software that will manage the control of customer-based switching systems, network routing, call queuing and voice services.

GEOTEL SOLUTION

     GeoTel's solution allows companies that utilize call center technology to deliver cost-effective, premium customer service. The Company's Intelligent CallRouter (ICR) enables enterprise-wide call routing and consolidated real-time management information at the network level. These capabilities are independent of the manufacturer of the ACD, PBX or key system to which they are attached. The ICR also provides interfaces to multiple carrier networks enabling call routing independent of the toll-free network provider. The following diagram illustrates how the ICR connects geographically dispersed agent groups into a single virtual call center.
                                   [DIAGRAM]

     The ICR extends a corporation's existing public and private network solutions with enterprise-wide, intelligent call processing directed at organizations that utilize call center technologies to interact with their customers. The ICR allows corporations to blend the logic of both the carrier network and ACDs as well as business applications required to provide high-level customer service and customer contact support. By integrating all call center applications, a corporation can achieve large group efficiencies, such as utilizing available agents regardless of location, instead of physically adding staff to a specific call center. To achieve enterprise-wide call control, the ICR has visibility of all call answering resources, enabling the system to route calls and associated data transactions to the agent or skill group that best satisfies the rules established by the corporation. The ICR connects all call centers into a hierarchical, networked system, so that an enterprise routing application can receive the real-time status information required to control call transactions throughout the enterprise.

     The Company's solutions offer the following advantages:

     Virtual Call Center. The ICR transforms geographically dispersed agent groups connected to different ACDs and VRUs into a single virtual team, reducing the number of agents required for a given service level, while offering a more uniform level of service to all callers. Since labor is a significant cost for service-oriented corporations, the ability to utilize agent resources more effectively provides a significant cost savings for the Company's customers. In addition, the ICR allows local ACD capabilities to be extended to the entire network. Sophisticated enterprise-wide call routing routines, such as those using customer account numbers or Automatic Number Identification (ANI), can be developed once and deployed at either the network level or in conjunction with an ACD or VRU at the customer's premises, or both.

     Multiple Carrier and Switch Interoperability. The Company's open solution does not require the customer to replace its existing premises-based equipment, switches or carriers, therefore extending their value in a "plug-and-play" environment. The Company's customers are also able to select among AT&T, MCI or Sprint, offering them the ability to leverage new features and cost saving opportunities from the major 800 providers. In addition, the ICR allows customers to remain vendor independent by supporting the major ACD switches -- Lucent DEFINITY(@), Aspect CallCenter(@), Northern Telecom Meridian(TM), Rockwell Galaxy(TM) and Rockwell Spectrum(TM).

     Real-Time Routing. The routing of customer calls is a real-time, mission-critical application. The ICR's Pre-Routing feature is the application of ACD-like call routing at the network level, before the caller hears ringing and before the call is sent to a given destination. Unlike any currently available call routing service offered by carriers, the Pre-Routing feature can route calls based on real-time knowledge of agent availability and queue status, not on a fixed percentage or allocation basis. The ICR recognizes where the call originates, gathers real-time information about the status of all call centers and agents, and then routes calls based on best available enterprise-wide capabilities and resources at the moment the call is received. Post-Routing is the control of calls already connected to an ACD or PBX, such as the intelligent transfer of calls from Voice Response Units (VRUs), agent-to-agent transfers and the overflow of calls between call centers. These capabilities enable the ICR to route calls on an individual call basis, across different ACDs and multiple carriers.

     Fault Tolerant Open Architecture. The ICR is designed to be fault tolerant to hardware component failures, communications network failures, asynchronous software errors and the catastrophic loss of a site supporting the ICR. The Company's technology utilizes an open architecture and is based on industry standard software, such as Windows NT, SQL Server and PowerBuilder. The ICR has been designed to integrate with existing call center applications and facilitate support of future applications. The Company has defined and published application programming interfaces for major call center applications such as workforce management, interactive VRUs and customer databases.

     Consolidated Management Reporting. The Company's call routing solution enables customers to manage their distributed call centers with consolidated, real-time and historical reporting. The ICR provides the ability to access and combine data from multiple databases, allowing the user to source best-of-class applications for call volume forecasting, agent scheduling, workflow management and screen-synchronization while maintaining an enterprise-wide view of the performance of their call centers.

STRATEGY

     The Company's primary business objective is to become the leading supplier of enterprise-wide call distribution software solutions. To achieve this objective, the Company is pursuing the following strategies:

     Extend Technology Leadership. Capitalizing on the Company's experience in call centers, communications and software technologies, the Company was the first to deliver a client/server-based application solely focused on enterprise-wide call distribution. The Company intends to continue to utilize and integrate industry available technologies whenever appropriate and focus its development resources on expanding the value-added call processing features required by its customers. The Company believes it distinguishes itself through its portfolio of supported ACDs, multi-carrier connectivity, product adaptability to business environments, implementation of industry standards, open systems platforms, scalability and product integration with most call center applications.

     Expand Enterprise Call Distribution. GeoTel intends to ensure that its call distribution technology continues to expand to include all of the answering resources available within a customer's business environment. This will include high-end production call centers, VRUs and distributed call answering resources including branch offices, remote agents and professionals, network resources and desktop applications. In June 1996, GeoTel delivered and installed ICR release Version 1.4 which includes support for the integration of VRUs. By integrating VRU systems, the Intelligent CallRouter extends routing control to network and premise VRUs, allows the corporation to use VRUs as an intelligent call answering resource in the virtual call center, and provides consolidated management information of VRU data. Intelligent CallRouter applications have been implemented in systems supporting as few as 200 and as many as 5,000 call center agents.

     Leverage Open Architecture. The Company continues to develop interfaces to both existing and emerging call center technologies provided by the vendors of market-leading technologies. The Company intends to provide its customers with the ability to protect their investment in current call center solutions, while providing value-added services and functionally beyond their existing infrastructure. This will be accomplished by adhering to open industry standard interfaces of other vendor products and publishing interfaces to the Company's call routing software platform for products and services such as ACDs, carrier networks, interactive VRUs and customer databases.

     Utilize Multiple Distribution Channels. The Company has established a multi-channel distribution system to cost-effectively address the potential market for its products. To date, the Company has generated the majority of its revenues through its direct sales force which maintains frequent customer contact and knowledge of customer applications. The Company's direct sales force is complemented by strategic sales channels, including its relationship with MCI, selected resellers and an international partner. The Company intends to expand both direct and indirect distribution channels and to penetrate international markets by expanding its relationships with the market leaders of toll-free services on a country-by-country basis.

     Ensure Customer Success. GeoTel believes that superior customer service, support and training are essential for customer satisfaction and are key to differentiating its overall product offering. The Company offers consulting and installation services to assist customers in designing and deploying call routing applications and also provides training for end-users and distribution partners. GeoTel intends to expand its own customer service, support and training activities, as well as to encourage third-party organizations, such as international partners, to become proficient in deploying the Company's products.

PRODUCTS

     The GeoTel Intelligent CallRouter is an advanced call-by-call routing server that supports multiple call routing clients independent of their location, ACD, IXC or VRU. The multi-carrier, multi-vendor capabilities of the ICR allow the user to focus on delivering premium customer service without the limitations of proprietary or custom-developed solutions. The ICR combines real-time call routing capabilities with an extensive management reporting system. Its open architecture enables interoperability with other call processing and call volume management systems within an enterprise and provides a means for integrating those various stand-alone solutions. The ICR can be interfaced to agent scheduling, workflow management and other call center management tools. The distributed software fault tolerance implemented in the Intelligent CallRouter provides the mission-critical reliability required for enterprise-wide call distribution.

     The principal function of the ICR is to route telephone calls among geographically distributed call centers in a way that optimizes the use of resources across all call centers or other answering locations. In order to perform these functions, the ICR utilizes network-based information on the origin of the call and information provided by the caller to match the caller with the skills of the available answering resources. The primary components of the ICR are a central routing controller, a database, and interfaces to the telephone network and call answering devices such as PBXs, ACDs and VRUs.

     The ICR is an open systems product that has been deployed on industry-standard platforms. The Company designed the system to support a broad range of intelligent telecommunications interfaces, industry standard MIS tools, computer platforms and a growing number of vertical market applications. The ICR uses Windows NT as the core multitasking operating environment. Windows NT allows customers to select from a variety of hardware platforms certified by the Company on which to deploy the ICR application. The database utilized by the ICR is Microsoft SQL Server for Windows NT, which provides an advanced, client/server database management system. The Company provides a monitoring and reporting system based on PowerBuilder, which is a Windows-based, client-server application development tool. PowerBuilder allows users to quickly and easily build sophisticated, graphical applications that can access information stored in multiple databases. Since the Company utilizes a database technology that is open database connectivity (ODBC) compliant, the customer may choose a reporting tool of its preference as an alternative to PowerBuilder. The following diagram illustrates the principal components of the ICR. The components included in the ICR provided by the Company are the CallRouter, Network Interface Controller, Peripheral Gateway, Database Server and AWS (Admin Workstation).

                                   [DIAGRAM]

     The major components of the ICR are as follows:

     CallRouter. The core of the Intelligent CallRouter is a suite of software processes called the CallRouter that provides the central intelligence by which customers translate business goals into call routing decisions. The CallRouter receives and responds to routing requests from the routing clients (Network Interface Controllers and Peripheral Gateways), collects call center event activity from the Peripheral Gateways and communicates with users through desktop Admin Workstations. The CallRouter provides all the routing choices available in today's ACDs and applies them at the network level. The implementation of routing services on an enterprise basis creates a call center management model where geographically distributed call centers appear as if they were at one location. The ICR utilizes real-time, event-driven data such as agent status, queue status, and incoming call volume in making its call-by-call routing decisions. It allows customers to establish routing decisions for a wide range of agent and service performance metrics, including agent availability, the ratio of calls in progress to logged-in/ready agents, and the ratio of calls in queue to staffed/scheduled agents. The CallRouter makes routing decisions through user-defined call routing scripts. The logic required to segment callers, identify their reason for calling, and then forward those requests for service to the appropriate agent(s) is defined in call routing objects. Having determined these routing guidelines, business rules are defined to arbitrate between routing options where the demand for a given skill or service resource exceeds availability. Threshold parameters can be input to allow for the use of backup agents under certain circumstances or to prioritize call handling of a given class of caller.

     Network Interface Controller (NIC). The NIC is the software interface between the Intelligent CallRouter and the interexchange carrier network. It communicates with the IXC network through the intelligent network control interfaces that have recently been made available by the carriers. The NIC receives call routing requests from the network, forwards them to the CallRouter, and returns responses to the carrier network. In effect, the NIC transforms the network into a routing client. This approach allows customers to control routing decisions at the network level and gain greater flexibility as they seek to further deploy advanced intelligent network services.

     Peripheral Gateway (PG). The PG software provides the interface between the CallRouter and the call center system (ACD, PBX, or VRU) that is being monitored and/or controlled by the ICR. The PG connects to the CTI link and/or ACD's management reporting system and obtains information regarding agent availability, agent performance, the number of calls in progress, and how they are being handled. To facilitate Post-Routing, the PG can also exert control over the ACD, PBX or VRU and instruct it where to route calls.

     Database Server. GeoTel's database technology reduces the performance constraints normally associated with ACD and network data aggregation. Operating in conjunction with the CallRouter, the ICR's Database Server stores and manages historical information, including Pre-Routing and Post-Routing records, routing scripts, and ICR configuration data. The ICR Database Server is a relational database that can collect and process large amounts of call and transaction data, including call handling, planning and performance data.

     Admin Workstation. The Intelligent CallRouter records call activity on an enterprise-wide basis and reports on this activity on a real-time basis utilizing the Admin Workstation. In addition to providing real-time call handling statistics, the ICR provides consolidated, historical reporting for all calls across all attached networks, ACDs, PBXs, and VRUs. Using any desktop workstation within the network, customers can mix and match data in virtually any combination, allowing analysis of real-time data with historical data. For example, customers may want to compare current performance to past performance over the last few minutes, days, or weeks.

     Software license fees for the Intelligent CallRouter vary significantly based on a number of factors, including the functionality of the system, the number of sites, the number of agents at each site and the level of redundancy required. The customer list price for software license fees for the Intelligent CallRouter software typically range from approximately $420,000 for a three site configuration with some redundancy to approximately $1,000,000 for an eight site configuration with extensive redundancy. The Company typically provides discounts based on volume purchases. The Company and its customers generally enter into maintenance agreements providing for ongoing service and product upgrades for a fixed annual fee. Maintenance services and installation services, which are not included in the license fee, amount to an additional 15% and 10%, respectively, of the list price license fee. Maintenance contracts are renewable on an annual basis.

TECHNOLOGY

     The Company has developed a number of innovative technologies to support its open strategy:

     Real-Time Routing. The ICR's real-time delivery of enterprise-wide call center data makes use of innovative Local and Wide Area Network (LAN/WAN) solutions to efficiently distribute information and facilitate connectivity. A mixed LAN/WAN environment is supplemented by dial capabilities for both casual access of data from remote premises as well as alarm notification and paging. All clients are configured with redundant data paths to central services for both configuring and monitoring the enterprise. The system is designed to run on single or multiple Windows NT server-class machines. Interprocess communication is efficient based on native capabilities within Windows NT integrated with the Company's processes. The architecture can scale to support very large numbers of agents, small offices, and home agents.

     Fault Tolerance. To meet rigorous requirements for system reliability in the call processing market, the Company has developed innovative industry standard fault tolerant software solutions to provide not only tolerance of hardware, software and communications failures, but also for the loss of an entire site. The Company's software technology relating to virtual time synchronization provides fault tolerance at the process level and includes protection against single-point hardware failures. Detection of failures is immediate and the Company has augmented standard TCP/IP protocols with features designed to minimize outages due to communications failures.

     Remote Support and Diagnostics Technology. The ICR incorporates extensive system management capabilities, including alarming with automatic "phone home" and paging capabilities; symmetric database replication; intelligent PC Server node management; and tools to provide graphical representations of system status. Consistent with an open architecture, the system will export Simple Network Management Protocol (SNMP) "traps" to management systems. Fully redundant communications paths are enhanced with real-time detection of communications failures with near instantaneous switch-over to redundant links.

     Carrier Connectivity. The ICR meets the certification standards of all three of the major U.S. interexchange carrier networks, AT&T, MCI and Sprint, by interfacing with the SS7, UDP/IP, and X.25 networks, respectively, using the proprietary protocols of each carrier. The ICR architecture is designed to support the introduction of other network interfaces as the Telecommunications Act of 1996 enables the entry of other providers into the toll-free marketplace. In addition, the Company is developing interfaces for several international carriers.

     Premises-based Switching/Call Processing lnterfaces. The Company has developed event-based interfaces to all of the major ACDs. The ICR currently supports five switches: Lucent DEFINITY, Aspect CallCenter, NTI Meridian, Rockwell Galaxy and Rockwell Spectrum. By developing event-based tracking of the ACDs (detecting when any event of interest happens at the ACD), the ICR has the capability to report accurate enterprise-wide statistics and know accurately which agents are available and skilled to handle incoming calls. The ICR can also control, via Post-Routing, how calls directed to or from the switch are subsequently routed and has the ability to deliver CTI information. By designing the ICR to have the capability to interface to all ACDs, PBXs, VRUs, and other premises-based equipment, the ICR enables customers to utilize equipment from multiple vendors allowing effective use of a multi-vendor switching environment. In contrast, proprietary solutions require all switches to be purchased from the same vendor.

     Visual Script Editor. The ICR uses visual/object-based call routing scripts controlled and defined by the customer. The Visual Script Editor is used to describe how calls are to be routed on a call-by-call basis. Each dialed number can have a unique treatment or can be handled with a collection of other dialed numbers. Many scripting objects are defined to assist the script designer in choosing an appropriate algorithm. The Database Lookup and Application Gateway objects enable the Script editor to import, in real-time, external database information or arbitrary data that can be used in subsequent script objects.

CUSTOMERS

     The Company provides its software and services to customers in a variety of industries. The Company's typical customers are large, high volume users of toll-free services that conduct a significant portion of their interaction with their customers using the telephone. The Company announced the Intelligent CallRouter in August 1994. As of September 30, 1996, the Company had licensed its products to over 20 companies directly or through its distribution partners. These customers include some of the largest users of toll-free services in the world. The Company believes that the following list is representative of its target customers by virtue of call volume, industries represented and the required business applications:

    America Online                            Matrixx Marketing
    American Express                          MCI Telecommunications
    Compaq Computer Corporation               Optus Systems
    Continental Airlines                      Private Healthcare Systems
    Fidelity Investments                      Spiegel
    GTE                                       Sprint
    Household Credit Services                 USAir

     Fidelity, Sprint and America Online accounted for approximately 38.3%, 25.9% and 20.0%, respectively, of the Company's total revenues in 1995, and Fidelity, Optus, GTE Communications Systems Corporation, MCI and USAir accounted for approximately 19.7%, 15.9%, 10.2%, 8.7% and 7.7%, respectively, of the Company's total revenues for the nine months ended September 30, 1996.

     A description of certain customer relationships follows:

     MCI. MCI Telecommunications Corporation is one of the largest and fastest growing diversified communications companies in the world. The Company has entered into a three-year agreement with MCI, whereby MCI will offer the Company's products as a network service within MCI's set of call center solutions. Under the terms of the agreement, MCI's Call Center Division will deploy the Company's products as a component of MCI's expanded network-based, call center technology offerings. Additionally, the MCI worldwide sales force offers a call center solution incorporating the Company's products. The agreement requires MCI to make certain minimum purchases during the three year term and may be terminated by either party upon thirty days' notice in the event of a material default by the other party.

     Spiegel. Spiegel is a leading multi-channel specialty retailer. While catalogs remain its primary distribution channel, Spiegel also markets merchandise through over 400 Eddie Bauer stores. Spiegel's goal is to provide excellent customer service through more efficient call center management, increased agent productivity, and improved load balancing across business units. Spiegel uses the Company's products to route 20 million yearly calls to its approximately 1,300 agent stations, located in three geographically dispersed call centers. Spiegel is using the Company's products in a mixed ACD/VRU environment to reduce its average speed of answer and automatically balance loads. The Company has entered into an agreement with Spiegel pursuant to which Spiegel was granted a non-exclusive, perpetual license to use the Company's products in exchange for a one-time license fee. The agreement may be terminated by Spiegel or by the Company if Spiegel fails to comply with the terms of the agreement.

     USAir. USAir is one of the world's largest airlines with 4,800 daily flights servicing over 160,000 passengers. It operates 11 call centers, with 4,000 agents who handle between seven to eight million inbound calls each month. The Company's products are used in a multi-carrier environment to make routing decisions based on factors such as agent availability, load balancing across centers, and data contained in USAir's customer database. The Company has entered into an agreement with USAir pursuant to which USAir was granted a non-exclusive, perpetual license to use the Company's products in exchange for a one-time license fee. The agreement may be terminated by the Company if USAir fails to comply with the terms of the agreement.

     A significant portion of the Company's revenues to date have been derived from initial license fees from customers who have acquired fully-paid licenses to the installed product. None of the Company's customers, other than MCI and Optus, is contractually obligated to license or purchase additional products or services from the Company and there can be no assurance that revenues from these customers will continue or, if continued, will reach or exceed historical levels in any future period. Service revenues represent an insignificant portion of the Company's revenues to date.

SALES AND MARKETING

     The Company's distribution strategy is to sell its software products and services to major corporations who are significant users of inbound toll-free services, and have multiple locations with resources that respond to incoming calls. The Company uses a direct sales force in the United States as its primary distribution channel to market to these companies. There are currently nine direct sales representatives located in eight offices throughout the U.S. Each sales representative carries a quota for a defined geographic territory and is compensated for all sales within the territory. The Company's sales strategy is based on a consultative sales process, working closely with customers to understand and define their needs and determine how they can be addressed by the Company's products. This strategy continues after the initial sale. The Company, through ongoing sales, support, training, and maintenance, maintains close contact with its existing customers in order to determine the customers' evolving requirements for updates and enhancements.

     In addition to the direct sales organization, the Company has signed agreements with MCI, Optus and Rockwell Switching Systems Division to complement direct sales and provide international distribution. MCI has signed a three-year renewable agreement with the Company to offer its products as a service to customers on a worldwide basis. Optus is a distributor of the Company's products in the Australian and New Zealand markets. To complement its domestic sales strategy, the Company intends to develop its sales channels for its products in the international markets. The Company plans to continue to address international markets by using its direct sales force and expects to add several other distribution partners.

     The Company supports its distribution strategy with a variety of focused marketing activities designed to identify qualified prospects and expand the Company's reputation. The Company attends several industry trade shows, conducts numerous informational seminars in different cities, regularly speaks at industry events, publishes articles and white papers, and uses direct mail. In addition, the telecommunications marketplace is heavily influenced by reference accounts and, as such, the Company is dependent upon its existing customers for favorable references.

     As part of its marketing and product strategy, the Company cultivates relationships with the major ACD/PBX vendors and VRU vendors, as well as the interexchange carriers. Equipment from each of the ACD/PBX vendors is maintained at the Company's facilities and technical discussions are ongoing to ensure tight integration with the various switches. The Company intends to continue to expand the range and number of products it supports based on customer requests and market opportunities.

CUSTOMER SERVICE AND SUPPORT

     The Company believes that high quality customer service and support are integral components of the solutions it offers. The Company's customer service and support organization provides customers with technical support, training, consulting and implementation/installation services. The Company believes that in order to meet its customers' support expectations it must invest in and leverage technology to build its service infrastructure. As of September 30, 1996, the Company had 12 employees in its customer service and support organization. All of the Company's customers currently have software maintenance agreements with the Company that provide for one or more of the following services:

     Software Maintenance and Support. The Company's support organization offers a variety of support services to its customers including telephone, electronic mail and facsimile customer support through its support services staff. In addition, the product provides a "call home" application which allows customers to request service on-line. Initial product license fees do not cover software maintenance. Through its standard customer support package, the Company provides its customers with 12-hour weekday telephone support and 24-hour monitoring and quick response through use of the Company's remote support technology. Periodic product updates and mainte-nance releases are included with the annual support fees for the company's standard support package, which is 15% of the then-current list price of the licensed products.

     Documentation and Training. The Company provides each customer with product design, documentation and training. The product includes an easy-to-use graphical user applications interface with on-line help. A complete library of end-user documentation is also provided with each system. The Company offers comprehensive training courses in all aspects of the product at its facility in Littleton, Massachusetts, and at the customer's option, provides on-site customer training upon request. Fees for education and training services, beyond those services provided as a part of installation services, are in addition to and separate from the license fees charged for the Company's software products and are charged per student, per class or on a time and materials basis.

     Consulting. The Company's application consultants are available to work closely with customers to provide assistance concerning application design and report customization. Fees for consulting services are charged separately from the Company's software products on a time and materials basis. In addition, the Company intends to continue to develop relationships with third-party consulting organizations in order to support its customer base.

     Installation Services. The Company provides customers with comprehensive installation services, including initial application design, implementation planning, system design support, project management, initial education and training, and coordination of third-party software and hardware acquisition. The Company's fee for installation services is charged separately from the Company's licensing fees and is based on a percentage of the current list price of the products being installed. Fees for the Company's standard installation services are typically 10% of the then-current list price of the licensed products.

PRODUCT DEVELOPMENT

     Since its inception, the Company has made substantial investments in product development. The Company's development organization was built upon a base of software professionals with extensive experience in operating systems, communications, fault tolerance, and software quality processes. Customer experience and direct input to the product planning process is reflected in all products designed and delivered by the Company.

     The Company announced the Intelligent CallRouter in August 1994 and began customer shipments in May 1995. The Company plans to introduce enhancements to the Intelligent CallRouter and new products that can be sold to existing and new customers. The Company is currently working on several strategic projects that will enhance the ICR product in the areas of desktop integration, computer telephony integration, and the use of the Internet and Intranets. There is also a significant emphasis on enhancing the product to work in international markets.

     The Company intends to expand its existing product offerings and introduce new products for the call processing software market. Although the Company expects that most of its new products will be developed internally, the Company may, based on timing and cost considerations, acquire technology and products from third parties and evaluate third-party applications for inclusion within its products on an ongoing basis. The Company believes that its future performance will depend, in large part, on its ability to maintain and enhance its current product line, develop new products that achieve market acceptance, maintain technological competitiveness, meet an expanding range of customer requirements and continue to recruit highly-skilled and qualified software professionals. See "Risk Factors -- Dependence on New Products and Rapid Technological Change."

     As of September 30, 1996, the Company's product development, quality assurance and technical writing staff consisted of 28 employees. The Company's total expenses for research and development for fiscal years 1993, 1994, 1995 and the nine months ended September 30, 1996 were $140,000, $1,879,000, $2,322,000 and $2,210,000, respectively. The Company anticipates that it will continue to commit substantial resources to research and development in the future and that product development expenses may increase in absolute dollars in future periods. To date, the Company's development efforts have not resulted in any capitalized software development costs.

COMPETITION

     The market for telecommunications software products is intensely competitive and is subject to rapid technological change. Although to date the Company has experienced limited competition, the Company expects competition to increase significantly in the future. Currently, the Company's principal competitors are the interexchange carriers, particularly AT&T, and to a lesser extent MCI and Sprint, which provide proprietary call routing solutions as part of their service offerings. In addition, a number of other companies have introduced or announced their intention to introduce products that could be competitive with the Company's products, including Genesys Telecommunications Laboratories and IEX Corporation. Additional competitors, including traditional ACD providers, such as Lucent Technologies, Aspect Telecommunications Corporation, Northern Telecommunications, Inc. and Rockwell International Corporation, may enter the market by enhancing their proprietary private network solutions or by entering into arrangements with the interexchange carriers. The Company believes that, to date, approximately one-half of the Company's customers have purchased the Company's products to replace or enhance existing call routing solutions offered by the interexchange carriers. The Company's other customers have purchased the Company's products in order to implement a virtual call center solution for the first time. This additional competition could adversely affect the Company's sales and profitability through price reductions, reduced gross margins and loss of market share. In particular, should one or more interexchange carriers, including MCI, Optus and Sprint which are customers of the Company, choose to provide or distribute competitive products and services, the Company's business could be materially adversely affected. Many of the Company's current and potential competitors have substantially greater financial, marketing and technical resources than the Company. See "Risk Factors -- Competition."

     The Company believes that the principal competitive factors affecting its market include product performance and functionality, customer service and support, product reputation, company reputation, carrier support, ACD support, fault tolerance, adaptability to individual customer call routing requirements, scalability, ability to integrate with third party products, ease-of-use, price, and effectiveness of sales and marketing efforts. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical, and other resources than the Company.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company relies primarily on a combination of patent, copyright, trademark and trade secrets laws, as well as confidentiality agreements to protect its proprietary rights. The Company has been issued one patent relating to the architecture, operating methodologies and interfaces of the Company's Intelligent CallRouter. The Company also has one patent application pending in the United States and internationally. While the Company believes that its pending patent application relates to a patentable invention, there can be no assurance that such patent application or any future patent application will be granted or that any patent relied upon by the Company will not be challenged, invalidated or circumvented, or that rights granted thereunder will provide competitive advantages to the Company. Moreover, despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain the use of information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

     The Company is not aware that any of its products infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the

Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, resulting in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     The software and network adapter necessary to enable the Company's Intelligent CallRouter to interface with the AT&T network is licensed by the Company from a single vendor under a perpetual, fully-paid license. Although the Company has access to the source code underlying this software and rights to manufacture the network adapter, if for any reason the vendor does not make the software or network adapter available to the Company, there can be no assurance that the Company will be able to develop these products on a timely basis.

EMPLOYEES

     As of September 30, 1996, the Company had a total of 65 employees, all of whom are based in the United States. Of the total, 28 were in research and development, 12 were in support and support services, 18 were in sales and marketing and 7 were in administration and finance. The Company's future performance depends in significant part upon the continued service of its key technical, sales and marketing, and senior management personnel and its continuing ability to attract and retain highly qualified technical, sales and marketing, and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting or retaining such personnel in the future. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk Factors -- Management of Growth; Dependence Upon Key Personnel."

FACILITIES

     The Company's executive offices are located in Littleton, Massachusetts in a facility consisting of approximately 14,000 square feet, under a lease which expires in December 1998. In addition, the Company leases office space in the metropolitan areas of Atlanta, Chicago, Dallas, Phoenix and Washington, D.C. Management believes that its current facilities will not meet its needs through the next twelve months. The Company is evaluating alternatives for additional space and believes that suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their ages as of September 30, 1996, are as follows:

                NAME                   AGE                        POSITION
                ----                   ---                        --------
John C. Thibault.....................  42      President, Chief Executive Officer and Director
Louis J. Volpe.......................  47      Senior Vice President of Sales and Marketing
Timothy J. Allen.....................  46      Vice President of Finance, Chief Financial
                                               Officer, Treasurer and Assistant Secretary
G. Wayne Andrews.....................  45      Vice President, Chief Technology Officer and
                                               Director
Steven H. Webber.....................  52      Vice President of Engineering
Alexander V. d'Arbeloff(1)(2)........  68      Director
Gardner C. Hendrie(2)................  64      Director
W. Michael Humphreys(1)(2)...........  44      Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     John C. Thibault has served as President, Chief Executive Officer and Director of the Company since January 1994. From April 1991 to October 1993, Mr. Thibault served as President, Chief Executive Officer and Director of Coral Network Corporation. From April 1988 to April 1991, Mr. Thibault served as an officer of Motorola, Inc. and Senior Vice President and General Manager of Motorola's Codex product division. From May 1986 to April 1988, Mr. Thibault was President and Chief Executive Officer of PBX manufacturer Intecom, Inc., a subsidiary of Wang Laboratories. Prior to his position at Intecom, he held several senior management positions over an 11-year period with Wang.

     Louis J. Volpe has served as Senior Vice President of Sales and Marketing of the Company since May 1996. From February 1995 to April 1996, Mr. Volpe served as Vice President of Marketing of the Company. Mr. Volpe served as Senior Vice President of Marketing and Operations of Parametric Technology Corporation from May 1993 to January 1995 and as Vice President of Marketing and Operations from September 1989 to May 1993. Prior to Parametric, Mr. Volpe was an executive at Prime Computer. Mr. Volpe is a director of Pure Atria, Inc. and Softdesk Inc., each of which is a publicly-traded company.

     Timothy J. Allen has served as Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary of the Company since February 1995. From March 1990 to September 1994, Mr. Allen served as Vice President and Chief Financial Officer of Object Design, Inc. From July 1988 to October 1989, Mr. Allen served as Vice President of Finance and Chief Accounting Officer for Xyvision Inc. From January 1983 to June 1988, Mr. Allen served as Xyvision's corporate controller. Prior to joining Xyvision, Mr. Allen was Corporate Controller at Nixdorf Computer Corporation.

     G. Wayne Andrews, a co-founder of the Company, has served as a Director of the Company since June 1993 and as Vice President and Chief Technical Officer of the Company since January 1994 and served as President of the Company from June 1993 to December 1993. From October 1989 to December 1992, Mr. Andrews was co-founder and Vice President of Teloquent Communications Corporation. At Teloquent, Mr. Andrews held positions as Vice President Product Management, Vice President Engineering and Vice President Customer Support. Prior to co-founding Teloquent, Mr. Andrews was Director, International Development Center, and Director, Advanced Switching Systems at Teknekron Infoswitch Corp.

     Steven H. Webber, a co-founder of the Company, has served as Vice President of Engineering of the Company since October 1993. Prior to joining the Company, Mr. Webber held a number of key technical and management positions with Stratus Computer Inc., including Chief Technical Advisor and Director of Strategic Planning. Prior to Stratus, Mr. Webber held a number of key technical positions at Honeywell Information Systems, Inc. and Massachusetts Institute of Technology.

     Alexander V. d'Arbeloff has been a Director of the Company since July 1994. Mr. d'Arbeloff is Chairman and Chief Executive Officer of Teradyne, Inc. He co-founded Teradyne in 1960 and became President and Chief Executive Officer in 1971. Mr. d'Arbeloff is a life member of the MIT Corporation, Chairman of Semi/Sematech, a trustee of Partners Health Care System, a trustee of Massachusetts General Hospital and a trustee of the New England Conservatory. He is a director of Stratus Computer, Inc., PRI Automation, Inc. and BTU International Corporation, each of which is a publicly traded company. He also serves on the boards of several privately-held companies.

     Gardner C. Hendrie has been a Director of the Company since October 1993. Since 1988, Mr. Hendrie has been a general partner of Sigma Partners, a private venture capital firm. Mr. Hendrie is a director of Stratus Computer, Inc., which is a publicly-traded company. He also serves on the boards of several privately-held companies.

     W. Michael Humphreys has been a Director of the Company since October 1993. Mr. Humphreys has been a partner of Matrix Partners, a private venture capital firm since 1982. Prior to his association with Matrix, he was a general partner of Hellman, Ferri Investment Associates. Mr. Humphreys is a director of several privately-held companies.

     Each director holds office until that director's successor has been elected and qualified. Upon the closing of this offering, the Company's Board of Directors will be divided into three classes. Mr. Andrews will serve in the class whose term expires in 1997; Messrs. d'Arbeloff and Hendrie will serve in the class whose term expires in 1998; and Messrs. Humphreys and Thibault will serve in the class whose term expires in 1999. Upon the expiration of the term of each class of directors, directors comprising such class will be elected for a three-year term at the annual meeting of stockholders in the year in which such term expires.

     Certain of the current directors of the Company were nominated and elected in accordance with a stockholders' agreement, which will terminate upon the closing of this offering. See "Certain Transactions."

     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD

     The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers the Company's stock option plans. The members of the Compensation Committee currently are Messrs. Humphreys, d'Arbeloff and Hendrie. The Board of Directors also has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent accountants. The members of the Audit Committee currently are Messrs. Humphreys and d'Arbeloff.

BOARD COMPENSATION

     Each non-employee director of the Company serves without compensation. Directors who are employees of the Company are not paid any separate fees for serving as directors. In July 1994, in conjunction with his election as a director, Mr. d'Arbeloff purchased shares of Series A Convertible Participating Preferred Stock and Common Stock. See "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors was established in October 1993, and currently consists of Messrs. d'Arbeloff, Hendrie and Humphreys. Mr. Hendrie and Mr. Humphreys are general partners of private venture capital firms which purchased shares of Convertible Preferred Stock. Mr. d'Arbeloff has purchased shares of Convertible Preferred Stock and Common Stock. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation earned in the year ended December 31, 1995 by the Company's Chief Executive Officer and its five most highly compensated executive officers during the year ended December 31, 1995 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                                  --------------------        ALL OTHER
            NAME AND PRINCIPAL POSITION            SALARY       BONUS      COMPENSATION(1)
    --------------------------------------------  --------     -------     ---------------
    John C. Thibault............................  $164,583     $26,915         $   224
      President, Chief Executive
      Officer and Director
    Louis J. Volpe..............................   101,200      10,571
      Senior Vice President of
      Sales and Marketing(2)
    Timothy J. Allen............................   100,625      14,071             116
      Vice President of Finance,
      Chief Financial Officer,
      Treasurer and Assistant
      Secretary
    G. Wayne Andrews............................   115,000      10,571             122
      Vice President,
      Chief Technology
      Officer and Director
    Steven H. Webber............................   115,000      10,571             302
      Vice President of
      Engineering
    Joseph A. Murphy............................   112,260      25,500          30,075
      Vice President of
      Sales(3)

---------------
(1) The Company did not grant any restricted stock awards or stock appreciation rights to the Named Executive Officers during the year ended December 31, 1995. Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than $50,000 or 10% of each executive's total annual salary. Consists of premiums paid on behalf of named executives for excess life insurance coverage. Consists of amounts paid to Mr. Murphy for relocation expenses.

(2) Mr. Volpe's annual compensation was paid to Mr. Volpe for his services as a consultant to the Company prior to his becoming an employee of the Company in April 1996.

(3) Mr. Murphy's employment was terminated by the Company in April 1996.

STOCK PLANS

     1993 Restricted Stock Purchase Plan. The 1993 Restricted Stock Purchase Plan (the "1993 Plan") was adopted by the Board of Directors in October 1993 and approved by the stockholders of the Company in December 1993. A maximum of 1,324,063 shares of Common Stock may be issued and sold pursuant to the 1993 Plan. Under the 1993 Plan, shares of Common Stock may be sold to directors, officers, consultants and other key personnel of the Company (collectively "Participants") at a purchase price determined by the Compensation Committee of the Board of Directors. As of September 30, 1996, 986,143 shares of Common Stock were outstanding under the 1993 Plan. All shares sold pursuant to the 1993 Plan are subject to repurchase by the Company at the original purchase price for up to a period of five years from the date of purchase, unless the shares become "vested" under the terms of the 1993 Plan. None of the shares become vested until the first anniversary of the date of purchase by the Participant. A Participant vests in twenty percent of the shares on the first anniversary of the date of purchase and, thereafter, the remaining shares become vested on a monthly basis through the fifth anniversary of the date of purchase. In the event of a change in control, if the Participant has been employed by the Company for at least six months, an additional twenty percent of the shares held by the Participant pursuant to the 1993 Plan will become vested shares, unless such change in control has not been approved by the Board of Directors, in which event all shares held by the Participant pursuant to the 1993 Plan will become vested shares.

     1995 Stock Option Plan. The 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board of Directors in September 1995 and approved by the stockholders of the Company in January 1996. A maximum of 1,474,726 shares of Common Stock may currently be issued pursuant to the 1995 Plan upon exercise of options. The number of shares of Common Stock available for grants under the 1995 Plan will be increased by the number of shares repurchased by the Company from time to time under the 1993 Plan. The maximum number of shares will increase, effective January 1, 1997 and each January 1 thereafter during the term of the 1995 Option Plan, by an amount equal to four percent of the total number of shares of Common Stock issued and outstanding as of the close of business on December 31 of the preceding year. No more than an aggregate of 6,000,000 shares of Common Stock may be issued pursuant to the exercise of options granted under the 1995 Plan. Under the 1995 Plan, incentive stock options may be granted to employees and officers of the Company and non-qualified stock options may be granted to consultants, employees and officers of the Company.

     The 1995 Plan is administered by the Compensation Committee of the Board of Directors, subject to the supervision and control of the entire Board. Subject to the provisions of the 1995 Plan, the Compensation Committee has the authority to select optionees and determine the terms of the options granted, including
(i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company), (iv) the duration of the option, and (v) the time, manner and form of payment upon exercise of an option.

     Options granted under the 1995 Plan vest and become exercisable starting one year after the date of grant, with twenty percent of the shares subject to an option becoming exercisable at that time and 1/60th of the shares subject to the option becoming exercisable each month thereafter. The Option Agreements governing options granted under the 1995 Plan provide that in the event of a change in control, if the optionee has been employed by the Company for at least six months, an additional twenty percent of the options held by the optionee will vest and become immediately exercisable, unless such change in control has not been approved by the Board of Directors, in which event all options will vest and become immediately exercisable.

     An option is not transferrable by the optionee except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order. Options are exercisable only while the optionee remains in the employ of the Company or for a short period of time thereafter. If an optionee becomes permanently disabled or dies while in the employ of the Company, the option is exercisable prior to the last day of the sixth or twelfth month, respectively, following the date of termination of employment. If the optionee leaves the employ of the Company for any other reason, the option is exercisable for only thirty days following the date of termination of employment, which time period may be extended by the Compensation Committee. Options which are exercisable following termination of employment are exercisable only to the extent that the optionee was entitled to exercise such options on the date of such termination.

     As of September 30, 1996, options to purchase 860,396 shares of Common Stock were outstanding under the 1995 Plan, of which options to purchase 8,400 shares were then exercisable. As of September 30, 1996, the following executive officers held options to purchase Common Stock in the amounts indicated: John C. Thibault (98,750 shares); Timothy J. Allen (30,000 shares); G. Wayne Andrews (28,000 shares); Louis J. Volpe (163,867 shares); and Steven H. Webber (63,000 shares).

     1996 Employee Stock Purchase Plan. The 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") for employees of the Company was adopted by the Board of Directors and approved by the stockholders of the Company in September 1996. The 1996 Purchase Plan authorizes the issuance of a maximum of 250,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

     The 1996 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is 20 hours or more per week and have been employed by the Company for at least six months are eligible to participate in the 1996 Purchase Plan. Employees who own 5% or more of the Company's stock and directors who are not employees of the Company may not participate in the 1996 Purchase Plan. To participate in the 1996 Purchase Plan, an employee must authorize the Company in writing to deduct an amount (not less than 1% nor more than 10% of a participant's base compensation) from his or her pay commencing on January 1 and July 1 of each year (each a "Purchase Period"). On the first day of each Purchase Period, the Company grants to each participating employee an option to purchase up to 1,000 shares of Common Stock. The exercise price for the option for each Purchase Period is the lesser of 85% of the fair market value of the Common Stock on the first or last business day of the Purchase Period. The fair market value will be the closing selling price of the Common Stock as quoted on the Nasdaq National Market. If an employee is not a participant on the last day of the Purchase Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deduction will be refunded to the employee. An employee's rights under the 1996 Purchase Plan terminate upon his or her voluntary withdrawal from the Plan at any time or upon termination of employment.

     Common Stock for the 1996 Purchase Plan will be made available either from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased in the open market.

EXECUTIVE INCENTIVE PROGRAM

     The Company has adopted a 1996 Executive Incentive Program (the "Incentive Program") which is available to executive officers and other management employees of the Company. Under the Incentive Program, participants may receive specified bonuses based upon the Company's attainment of certain financial targets and strategic initiatives in 1996 and job performance evaluations. The Incentive Program also provides that options to purchase an aggregate of 68,217 shares previously granted to the participants, which would otherwise vest on the fifth anniversary of the date of grant, will be fully vested on the first anniversary of the date of grant, subject to the achievement of the foregoing criteria.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Messrs. Thibault, Allen, Andrews, Volpe and Webber are parties to change in control agreements with the Company which provide for salary continuation and other benefits upon the occurrence of certain events following a change of control. These events will occur if such person is terminated without cause or constructively terminated following a change of control. Upon the occurrence of such events, the Company is required to continue to pay such person his base salary for a period of twelve months after termination and provide medical benefits to such person for such period.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Certificate of Incorporation limits the personal liability of directors to the Company, and the Company's Amended and Restated Bylaws provide that the Company shall indemnify the Company's directors and officers, in each case to the full extent permitted by the Delaware General Corporation Law, including under circumstances in which indemnification is otherwise discretionary under Delaware law. See "Description of Capital
Stock -- Certain Charter, Bylaw and Statutory Provisions Affecting
Stockholders."

                              CERTAIN TRANSACTIONS

CERTAIN STOCK TRANSACTIONS

     On September 30, 1993, the Company issued an aggregate of 3,300,000 shares of Series A Convertible Participating Preferred Stock for aggregate consideration of $3,300,000 in a private venture capital financing, at a price of $1.00 per share. The following 5% or greater stockholders and affiliated entities were purchasers of the Series A Convertible Participating Preferred Stock in the amounts indicated: Matrix Partners III, L.P. (1,160,000 shares); Sigma Partners II, L.P. (985,400 shares); Sigma Associates II, L.P. (74,600 shares); and Atlas Venture Fund II, L.P. (750,000 shares).

     On January 5, 1994, the Company issued 410,250 shares of restricted Common Stock to John C. Thibault, President and Chief Executive Officer, at a price per share of $0.10. The Company loaned Mr. Thibault $36,922 in order to fund a portion of the purchase of such shares. The loan bears interest at 5.25% per year and is required to be repaid on the first anniversary of the closing of this offering.

     On July 29, 1994, the Company entered into a Stock Purchase Agreement with Alexander d'Arbeloff pursuant to which the Company issued to Mr. d'Arbeloff 100,000 shares of Series A Convertible Participating Preferred Stock at a price per share of $1.00. On such date, Mr. d'Arbeloff also purchased 50,000 shares of Common Stock at a price per share of $0.10 pursuant to the 1993 Plan.

     On July 29, 1994, the Company issued an aggregate of 2,604,286 shares of Series B Convertible Participating Preferred Stock for an aggregate consideration of $4,557,500 in a private venture capital financing, at a price of $1.75 per share. The following 5% or greater stockholders, affiliated entities, executive officers and directors were purchasers of the Series B Convertible Participating Preferred Stock in the amounts indicated: New Enterprise Associates VI, Limited Partnership (971,429 shares); Matrix Partners III, L.P. (542,857 shares); Sigma Partners II, L.P. (462,343 shares); Sigma Associates II, L.P. (34,800 shares); Atlas Venture Fund II, L.P. (351,429 shares); Alexander d'Arbeloff (90,000 shares); G. Wayne Andrews (5,714 shares); John C. Thibault (5,714 shares); and Steven H. Webber (5,714 shares).

     On August 9, 1995, the Company issued an aggregate of 1,712,329 shares of its Series C Convertible Participating Preferred Stock for an aggregate consideration of $4,000,000 in a private venture capital financing, at a price of $2.336 per share. The following 5% or greater stockholders, affiliated entities, executive officers and directors were purchasers of the Series C Convertible Participating Preferred Stock in the amounts indicated: Fidelity Ventures Limited (1,048,801 shares); Matrix Partners III, L.P. (200,946 shares); Sigma Partners II, L.P. (170,888 shares); Sigma Associates II, L.P. (12,863 shares); Atlas Venture Fund II, L.P. (129,974 shares); New Enterprise Associates VI, Limited Partnership (114,634 shares); and Alexander d'Arbeloff (22,421 shares).

     On January 24, 1996, the Company issued an aggregate of 70,000 shares of Series C Convertible Participating Preferred Stock to certain executive officers and other employees at a purchase price of $2.336 for an aggregate consideration of $163,520. The following executive officers were purchasers of the Series C Convertible Participating Preferred Stock in the following amounts: Timothy J. Allen (1,000 shares); G. Wayne Andrews (4,000 shares); and Louis J. Volpe (5,000 shares).

     The terms of the Convertible Preferred Stock provided that each share of Convertible Preferred Stock would automatically convert into one share of Common Stock immediately prior to this offering and, upon conversion, each holder of Convertible Preferred Stock would be entitled to receive a cash payment equal to the original purchase price of the Convertible Preferred Stock. On September 26, 1996, the Board of Directors and stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to provide that, in lieu of any cash payment in connection with the automatic conversion of the Convertible Preferred Stock in an initial public offering, the Convertible Preferred Stock will be converted into an additional number of shares of Common Stock determined by dividing fifty percent of the original purchase price of the Convertible Preferred Stock by the initial public offering price. Accordingly, at the initial public offering price of $12.00 per share, the total number of shares of Series A Convertible Participating Preferred Stock, Series B Convertible Participating Preferred Stock and Series C Convertible Participating Preferred Stock will automatically convert into 3,543,747, 2,794,176 and 1,955,793 shares of Common Stock, respectively, immediately prior to the closing of this offering.

     The investors who purchased shares of Series A, Series B and Series C Convertible Participating Preferred Stock, which are convertible into Common Stock as described above, and certain executive officers have certain registration rights with respect to the shares of Common Stock. See "Shares Eligible for Future Sale -- Registration Rights."

     The Company is a party to an Amended and Restated Stockholders Agreement dated August 9, 1995, with certain of its shareholders, including certain of its executive officers and entities affiliated with certain of its directors, pursuant to which such stockholders agreed to vote all securities of the Company owned by them to elect as directors of the Company (i) two persons nominated by Matrix Partners III, L.P., Sigma Partners II, L.P., Sigma Associates, II, L.P. and Atlas Venture Fund II, L.P., (ii) one person nominated by certain members of the Company's management, including Messrs. Thibault, Andrews and Webber, (iii) the Chief Executive Officer of the Company, and (iv) one person nominated by Matrix Partners III, L.P., Sigma Associates, L.P., Atlas Ventures Fund II, L.P., Sigma Partners II, L.P., Atlas Venture Fund II, L.P., New Enterprise Associates VI Limited Partnership and Fidelity Ventures Limited. The Stockholders Agreement will terminate upon the closing of this offering.

OTHER RELATIONSHIPS

     W. Michael Humphreys, a director of the Company, is a general partner of Matrix III Management Company, a general partner of Matrix Partners III, L.P., a greater than 5% stockholder of the Company. Gardner C. Hendrie, a director of the Company, is a general partner of Sigma Management II, L.P., the general partner of Sigma Partners II, L.P., a greater than 5% stockholder of the Company.

     Fidelity Investors Limited Partnership, a greater than 5% stockholder of the Company, is an affiliate of Fidelity Investments ("Fidelity"), one of the Company's customers. The Company recognized approximately $587,000 and $1,235,000 in revenue from Fidelity during the year ended December 31, 1995 and the nine months ending September 30, 1996, respectively, representing approximately 38.3% and 19.7% of the Company's total revenues for such periods. The purchases by Fidelity for the year ended December 31, 1995 were made through Aspect Telecommunications Corporation ("Aspect"), a stockholder of the Company. The Company negotiated this transaction with Fidelity and Aspect on an arms' length basis.

     The Company has adopted a policy pursuant to which all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996, and as adjusted to reflect the sale of the shares offered hereby by, (i) each person who is known by the Company to own beneficially more than 5 % of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer, and
(iii) all directors and current executive officers of the Company as a group.
Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                 SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                 OWNED PRIOR TO THE            OWNED AFTER
                                                      OFFERING              THE OFFERING(1)(2)
                                                ---------------------     ----------------------
                                                 NUMBER       PERCENT       NUMBER       PERCENT
                                                ---------     -------     ----------     -------
5% STOCKHOLDERS
Matrix Partners III, L.P......................  2,011,277..     18.9%      2,011,277       15.7%
  1000 Winter Street
  Suite 4500
  Waltham, MA 02154

Sigma Partners II, L.P.
  Sigma Associates II, L.P.(3)................  1,839,193..     17.3       1,839,193       14.4
  2884 Sand Hill Road
  Suite 121
  Menlo Park, CA 94025

Atlas Venture Fund II, L.P....................  1,300,928..     12.3       1,300,928       10.2
  222 Berkeley Street
  Suite 1950
  Boston, MA 02116

New Enterprise Associates VI,
  Limited Partnership.........................  1,168,053..     11.0       1,168,053        9.1
  1119 St. Paul Street
  Baltimore, MD 21202

Fidelity Investors Limited Partnership........  1,150,884..     10.8       1,150,884        9.0
  82 Devonshire Street
  Boston, MA 02109

NAMED EXECUTIVE OFFICERS AND DIRECTORS
Gardner C. Hendrie(4).........................  1,839,193       17.3       1,839,193       14.4
W. Michael Humphreys(5).......................  2,011,277       18.9       2,011,277       15.7
G. Wayne Andrews(6)...........................    486,613        4.6         486,613        3.8
John C. Thibault(7)...........................    444,224        4.2         444,224        3.5
Steven H. Webber..............................    378,822        3.6         378,822        3.0
Alexander V. d'Arbeloff(8)....................    275,331        2.6         275,331        2.2
Louis J. Volpe(9).............................    181,760        1.7         181,760        1.4
Timothy J. Allen(10)..........................     81,879        0.8          81,879        0.6
Joseph A. Murphy..............................     45,889        0.4          45,889        0.4
All Executive Officers and Directors as a
  group (8 persons)(4)(5).....................  5,699,099       53.7%      5,699,099       44.5%

---------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days following


     September 30, 1996, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The number of shares of Common Stock deemed outstanding prior to this offering includes (i) 2,324,837 shares of Common Stock outstanding as of September 30, 1996, (ii) an aggregate of 8,293,716 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, based upon the initial public offering price of $12.00 and (iii) shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after September 30, 1996. No options are presently exercisable within 60 days after September 30, 1996. The number of shares of Common stock deemed outstanding after this offering includes an additional 2,200,000 shares of Common Stock that are being offered for sale by the Company in this offering.

 (2) In the event that the Underwriters' over-allotment option is exercised in full, the following stockholders will sell the following number of shares:
     G. Wayne Andrews (50,000 shares) and John C. Thibault (15,000 shares). The remaining shares subject to the Underwriters' over-allotment option will be sold by the Company.

 (3) Consists of 1,710,034 shares of Common Stock held by Sigma Partners II, L.P. and 129,159 shares of Common Stock held by Sigma Associates II, L.P. Sigma Management II, L.P. serves as a general partner for the aforementioned entities, and as such exercises sole investment and voting power.

 (4) Includes 1,839,193 shares held by Sigma Partners II, L.P. and Sigma Associates II, L.P. Mr. Hendrie is a general partner of Sigma Management II, L.P. which is the general partner of each of Sigma Partners II, L.P. and Sigma Associates II, L.P. and as such may be deemed to beneficially own all of such shares. Mr. Hendrie disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein.

 (5) Includes 2,011,277 shares held by Matrix Partners III, L.P. Mr. Humphreys is a general partner of Matrix III Management Company, the general partner of Matrix Partners III, L.P. and as such may be deemed to beneficially own all of such shares. Mr. Humphreys disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein.

 (6) Includes 8,200 shares of Common Stock held by Mr. Andrews' children under the Massachusetts Uniform Transfer to Minors Act.

 (7) Includes 22,844 shares of Common Stock held by Mr. Thibault's children under the Massachusetts Uniform Transfer to Minors Act.

 (8) Includes 28,333 shares of restricted Common Stock which remain subject to vesting and the Company's right to repurchase at cost.

 (9) Includes 113,085 shares of restricted Common Stock which remain subject to vesting and the Company's right to repurchase at cost.

(10) Includes (i) 47,833 shares of restricted Common Stock which remain subject to vesting and the Company's right to repurchase at cost; (ii) 7,000 shares of Common Stock held by Mr. Allen's children under the Massachusetts Uniform Transfer to Minor Act; and (iii) 3,782 shares of Common Stock held jointly by Mr. Allen and his wife.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the closing of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation as amended and restated upon the closing of this offering (the "Certificate of Incorporation") which is included as an exhibit to the Registration Statement, and by the provisions of applicable law.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding Preferred Stock. The shares of Common Stock outstanding upon the effective date of this Prospectus are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any Preferred Stock that the Company may designate in the future.

PREFERRED STOCK

     After the closing of this offering, the Company's Board of Directors will have the authority, without further stockholder approval, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of the Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN CHARTER, BYLAW AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

     Classified Board and Other Matters. The Company's Board of Directors will be divided into three classes, each of which, after a transitional period, will serve for three years, with one class being elected each year. Under the Delaware General Corporation Law, in the case of a corporation having a classified Board, stockholders may remove a Director only for cause. Advance notice of stockholder nominations and any other matter to be brought before a meeting of stockholders will be required to be given in writing to the Secretary of the Company within the time periods in the Bylaws. The Certificate of Incorporation provides that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors or the President. The Certificate of Incorporation also provides that no action required or permitted to be taken at any Annual or Special Meeting of the Stockholders of the Company may be taken without a meeting, unless the unanimous consent of stockholders entitled to vote thereon is obtained. The affirmative vote of the holders of at least 80% of the combined voting power of then outstanding voting stock of the Company will be required to alter, amend or repeal the foregoing provisions. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     Section 203 of Delaware Law. Following the consummation of this offering, the Company will be subject to the "business combination" statute of the Delaware General Corporation Law. In general, such statute prohibits a publicly-held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtains such status, (ii) upon the consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. By virtue of the Company's decision not to elect out of the statute's provision, the statute applies to the Company. The statute could prohibit or delay the accomplishment of mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     Directors Liability. The Certificate of Incorporation of the Company provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the Federal Securities Laws. The Company's Amended and Restated Bylaws provide that the Company shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents arising in connection with their acting in such capacities.

     Certain provisions described above may have the effect of delaying shareholder actions with respect to certain business combinations and the election of new members to the Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of the Company's Common Stock because they may be considered disadvantages by a shareholder who desires to participate in a business combination or elect a new director. The existence of these provisions may have an adverse effect on the market price of the Common Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Fleet Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 12,818,553 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 2,200,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining 10,618,553 shares of Common Stock outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which is summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. Of the Restricted Shares, up to 345,832 may be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k) under the Securities Act, of which 343,749 shares are subject to lock-up agreements as described below. An additional 6,819,313 Restricted Shares will be eligible for resale under Rule 144 commencing 90 days after the effective date of this offering. All of these shares are subject to lock-up agreements as described below (the "Lock-Up Agreements"). Approximately 90 days after the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 2,972,341 shares of Common Stock issuable under its restricted stock purchase plan, stock restriction agreements and stock option plan. Shares covered by such registration statements will be eligible for sale in the public market after the effective date of such registration, except for 1,704,146 shares which are subject to the Lock-Up Agreements. In addition, 9,508,183 of the Restricted Shares are entitled to registration rights as described below.

     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 128,185 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provision of Rule 144.

     In addition, the Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period by one year before shares subject to Rules 144 and 144(k) become eligible for sale in the public market. This proposal, if adopted, would substantially increase the number of shares of the Company's Common Stock eligible for immediate sale following the expiration of the lock-up period.

OPTIONS

     As of September 30, 1996, options to purchase a total of 860,396 shares of Common Stock were outstanding. Of the total shares issuable pursuant to such options, 495,757 are subject to lock-up agreements. An additional 763,108 shares of Common Stock are currently available for future grants under the Company's stock option and employee stock purchase plans. See "Management -- Stock Plans."

     In general, under Rule 701, as currently in effect, beginning 90 days after the effective date of this offering, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

     Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock prevailing from time to time may have on the price of the Common Stock. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

     The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's restricted stock purchase plan, stock restriction agreements and employee stock purchase plan that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. The Company expects to file these registration statements 90 days after the date of this Prospectus, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements, to the extent applicable.

LOCK-UP AGREEMENTS

     The Company, certain stockholders and all executive officers and directors of the Company, who in the aggregate hold 10,731,719 shares of Common Stock (including shares issuable pursuant to the exercise of stock options), have agreed, pursuant to the lock-up agreements, not to directly or indirectly, without the prior written consent of Alex. Brown & Sons Incorporated, offer, sell, offer to sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, beneficially owned by them for a period of 180 days after the date of this Prospectus. See "Underwriting."

REGISTRATION RIGHTS

     At the completion of this offering, certain stockholders (the "Rightsholders") will be entitled to require the Company to register under the Securities Act up to a total 9,508,183 shares of outstanding Common Stock (the "Registrable Shares") under the terms of agreements among the Company and the Rightsholders (the "Registration Agreements"). The Registration Agreements provide that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. Certain Rightsholders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement under the Securities Act with respect to their Registrable Shares if Rightsholders holding at least a majority of the Registrable Shares held by all such Rightsholders so request. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and Wessels, Arnold & Henderson, L.L.C., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                                   NUMBER OF
                                      NAME                                          SHARES
                                      ----                                         ---------
Alex. Brown & Sons Incorporated..................................................    635,000
Wessels, Arnold & Henderson, L.L.C. .............................................    635,000
Hambrecht & Quist LLC............................................................     90,000
Montgomery Securities............................................................     90,000
Morgan Stanley & Co. Incorporated................................................     90,000
Oppenheimer & Co., Inc...........................................................     90,000
Robertson, Stephens & Company LLC................................................     90,000
The Chicago Corporation..........................................................     60,000
Cowen & Company..................................................................     60,000
Dakin Securities Corporation.....................................................     60,000
Needham & Company, Inc...........................................................     60,000
Parker/Hunter Incorporated.......................................................     60,000
The Seidler Companies Incorporated...............................................     60,000
Soundview Financial Group, Inc...................................................     60,000
Volpe, Welty & Company...........................................................     60,000
                                                                                   ---------
          Total..................................................................  2,200,000
                                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.50 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company and the Selling Stockholders have granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 330,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 330,000, and the Company and such Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,200,000 shares of Common Stock are being offered.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

     The Company and each of its directors and executive officers and certain of its stockholders, who in the aggregate will hold, following this offering, 10,235,962 shares of Common Stock and options to purchase 495,757 shares of Common Stock, have agreed that they will not directly or indirectly, without the prior written consent of Alex. Brown & Sons Incorporated, offer, sell, offer to sell, contract to sell, or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and other currently outstanding options. In addition, the Company may issue shares of Common Stock in connection with corporate acquisitions so long as such shares are not resold until 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price of the Common Stock has been determined by negotiations among the Company and the Representatives of the Underwriters. Among the factors considered in such negotiations were the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GEOC."

     The Underwriters have reserved for sale, at the initial public offering price, up to 7.5% of the shares of Common Stock offered hereby for employees of the Company and certain other individuals who have expressed an interest in purchasing such shares of Common Stock in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

     Louis J. Volpe, the Company's Senior Vice President of Sales and Marketing, is the brother of Thomas S. Volpe, the General Partner, President and Chief Executive Officer of Volpe, Welty & Co.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts. Anthony J. Medaglia, Jr., a shareholder of Hutchins, Wheeler & Dittmar, is Secretary of the Company and beneficially owns 39,929 shares of Convertible Preferred Stock which will convert into 42,005 shares of Common Stock upon the closing of this offering.

                                    EXPERTS

     The balance sheets of the Company as of December 31, 1995 and September 30, 1996 and the statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of the Company as of December 31, 1994 and the statements of operations, stockholders' deficit and cash flows from inception (June 4, 1993) through December 31, 1993 and for the year ended December 31, 1994 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     The Company's financial statements for the year ended December 31, 1995 and the nine months ended September 30, 1996 were audited by Coopers & Lybrand L.L.P. The financial statements for the period from inception (June 4, 1993) through December 31, 1993 and for the year ended December 31, 1994 were audited by Arthur Andersen LLP. The Company retained Coopers & Lybrand L.L.P. as its independent accountants in September 1995, after the Company's management, in consultation with the Board of Directors of the Company, decided to dismiss Arthur Andersen LLP. The audit reports of Arthur Andersen LLP for the period from inception (June 4, 1993) through December 31, 1993 and for the year ended December 31, 1994 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the period from inception (June 4, 1993) through December 31, 1994 and through the date of dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement under the Securities Act (the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants -- Coopers & Lybrand L.L.P. ........................  F-2
Report of Independent Accountants -- Arthur Andersen LLP..............................  F-3
Balance Sheets as of December 31, 1994, 1995 and September 30, 1996...................  F-4
Statements of Operations from inception (June 4, 1993) through December 31, 1993, for the years ended December 31, 1994 and 1995 and for the nine months ended September
  30, 1995 (unaudited) and 1996.......................................................  F-5
Statements of Stockholders' Deficit from inception (June 4, 1993) through September
  30, 1996............................................................................  F-6
Statements of Cash Flows from inception (June 4, 1993) through December 31, 1993, for the years ended December 31, 1994 and 1995, and for the nine months ended September
  30, 1995 (unaudited) and 1996.......................................................  F-7
Notes to Financial Statements.........................................................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of GeoTel Communications Corporation:

     We have audited the accompanying balance sheets of GeoTel Communications Corporation (formerly a development stage enterprise) as of December 31, 1995 and September 30, 1996, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GeoTel Communications Corporation as of December 31, 1995 and September 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
October 16, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To GeoTel Communications Corporation:

     We have audited the accompanying balance sheet of GeoTel Communications Corporation (a Delaware corporation in the development stage) as of December 31, 1994 and the related statements of operations, stockholders' deficit and cash flows for the period from inception (June 4, 1993) to December 31, 1993 and for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GeoTel Communications Corporation as of December 31, 1994, and the results of its operations and its cash flows from inception (June 4, 1993) through December 31, 1993 and the year ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 21, 1995

                       GEOTEL COMMUNICATIONS CORPORATION


                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                      PRO FORMA
                                                                                                    STOCKHOLDERS'
                                                           DECEMBER 31,                                 EQUITY
                                                        -------------------     SEPTEMBER 30,     SEPTEMBER 30, 1996
                                                         1994        1995           1996             (UNAUDITED)
                                                        -------     -------     -------------     ------------------
ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 3,793     $ 4,537        $ 5,812
  Marketable securities...............................      952          --             --
  Accounts receivable.................................       --         749          1,412
  Accounts receivable -- related party................       --         266            751
  Prepaid expenses and other current assets...........       69         107            225
                                                        -------     -------        -------
         Total current assets.........................    4,814       5,659          8,200
                                                        -------     -------        -------
Property and equipment, net...........................      669         790            976
                                                        -------     -------        -------
         Total assets.................................  $ 5,483     $ 6,449        $ 9,176
                                                        =======     =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................  $   109     $   160        $   240
  Accrued expenses....................................      187         310            805
  Accrued compensation and related accruals...........      155         324            497
  Current portion of long-term debt...................      114         301            373
  Deferred revenue....................................       --         242          1,357
  Deferred revenue -- related party...................       --          30            229
                                                        -------     -------        -------
         Total current liabilities....................      565       1,367          3,501
                                                        -------     -------        -------
Long-term debt........................................      338         408            450
                                                        -------     -------        -------
Commitments (Notes E, F and I)
Convertible preferred stock, $.01 par value,
  authorized, issued and outstanding 6,006,286,
  7,718,615 and 7,788,615 shares in 1994, 1995 and at
  September 30, 1996, respectively, none pro forma
  (aggregate liquidation preference of $12,756 at
  September 30, 1996).................................    7,937      11,986         12,229                   --
                                                        -------     -------        -------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value, authorized
    5,000,000 shares pro forma, none issued
  Common stock, $.01 par value, authorized 14,000,000
    shares actual, and 40,000,000 shares pro forma,
    issued 2,072,588, 2,572,580, 2,599,580 and
    10,893,296 shares at December 31, 1994 and 1995,
    September 30, 1996 and pro forma, respectively,
    outstanding 1,909,377, 2,329,094, 2,324,837 and
    10,618,553 shares at December 31, 1994, and 1995,
    September 30, 1996, and pro forma, respectively...       21          26             26              $   109
  Additional paid-in capital..........................       66          74          1,173               13,319
  Accumulated deficit.................................   (3,347)     (7,209)        (6,901)              (6,901)
  Notes receivable from stockholders..................      (94)       (180)          (153)                (153)
  Unearned compensation...............................       --          --         (1,107)              (1,107)
                                                        -------     -------        -------              -------
                                                         (3,354)     (7,289)        (6,962)               5,267
  Less treasury stock, at cost, 163,211, 243,486,
    274,743 and 274,743 shares at December 31, 1994
    and 1995, September 30, 1996 and pro forma,
    respectively......................................       (3)        (23)           (42)                 (42)
                                                        -------     -------        -------              -------
         Total stockholders' equity (deficit).........   (3,357)     (7,312)        (7,004)             $ 5,225
                                                                                                        =======
                                                        -------     -------        -------
         Total liabilities and stockholders' equity
           (deficit)..................................  $ 5,483     $ 6,449        $ 9,176
                                                        =======     =======        =======

    The accompanying notes are an integral part of the financial statements.

                       GEOTEL COMMUNICATIONS CORPORATION

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                           INCEPTION             YEAR ENDED             NINE MONTHS ENDED
                                         (JUNE 4, 1993)         DECEMBER 31,              SEPTEMBER 30,
                                        THROUGH DEC. 31,    ---------------------   -------------------------
                                              1993           1994        1995          1995          1996
                                       ------------------   -------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
Revenues:
  Software license...................                                  $      821                  $    4,589
  Services and other.................                                         126                         460
  Related party licenses and services
     (Note J)........................                                         587                       1,235
                                                                       ----------                  ----------
  Total revenues.....................                                       1,534                       6,284
                                                                       ----------                  ----------
Cost of Revenues:
  Cost of software license...........                                         264                         235
  Cost of services and other.........                                         611     $   372             988
                                                                       ----------     -------      ----------
  Total cost of revenues.............                                         875         372           1,223
                                                                       ----------     -------      ----------
Gross profit (loss)..................                                         659        (372)          5,061
                                                                       ----------     -------      ----------
Operating Expenses:
  Research and development...........         $ 140         $ 1,879         2,322       1,720           2,210
  Sales and marketing................            --             570         1,476         998           1,969
  General and administrative.........           261             641           887         501             705
                                              -----         -------   -----------     -------      ----------
  Total operating costs..............           401           3,090         4,685       3,219           4,884
                                              -----         -------    ----------     -------      ----------
Income (loss) from operations........          (401)         (3,090)       (4,026)     (3,591)            177
                                              -----         -------    ----------     -------      ----------
Other Income:
  Interest income....................            24             141           225         155             182
  Interest expense...................            --              17            61          43              51
                                              -----         -------    ----------     -------      ----------
  Total other income.................            24             124           164         112             131
                                              -----         -------    ----------     -------      ----------
Net income (loss)....................         $(377)        $(2,966)   $   (3,862)    $(3,479)     $      308
                                              =====         =======    ==========     =======      ==========
Net income (loss) per common and
  common equivalent share --
  historical basis (Note B)..........
Pro forma net income (loss) per
  common and common equivalent
  share..............................                                  $    (0.37)                 $     0.03
                                                                       ==========                  ==========
Pro forma weighed average number of
  common and common equivalent
  shares.............................                                  10,365,465                  11,514,315
                                                                       ==========                  ==========

    The accompanying notes are an integral part of the financial statements.

                       GEOTEL COMMUNICATIONS CORPORATION

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
              INCEPTION (JUNE 4, 1993) THROUGH SEPTEMBER 30, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          COMMON STOCK                                  NOTES                     TREASURY STOCK
                        -----------------  ADDITIONAL                RECEIVABLE                  -----------------      TOTAL
                        NUMBER OF           PAID-IN    ACCUMULATED      FROM         UNEARNED    NUMBER OF          STOCKHOLDERS'
                         SHARES    AMOUNT   CAPITAL      DEFICIT    STOCKHOLDERS   COMPENSATION   SHARES    AMOUNT     DEFICIT
                        ---------  ------  ----------  -----------  -------------  ------------  ---------  ------  -------------
Sale of common stock
  for cash............. 1,034,028   $10      $    1                                                                    $    11
Net loss...............                                  $  (377)                                                         (377)
Accretion of
  Convertible preferred
  stock to redemption
  value................                                       (4)                                                           (4)
                        ---------   ---      ------      -------                                                       -------
Balance Dec. 31,
  1993................. 1,034,028    10           1         (381)                                                         (370)
                        ---------   ---      ------      -------                                                       -------
Sale of common stock
  for cash and notes
  receivable........... 1,038,560    11         100                     $ (94)                                              17
Acquisition of treasury
  stock................                                                                           163,211    $ (3)          (3)
Net loss...............                                   (2,966)                                                       (2,966)
Accretion of
  Convertible preferred
  stock to redemption
  value................                         (35)                                                                       (35)
                        ---------   ---      ------      -------        -----                    --------    ----      -------
Balance Dec. 31,
  1994................. 2,072,588    21          66       (3,347)         (94)                    163,211      (3)      (3,357)
                        ---------   ---      ------      -------        -----                    --------    ----      -------
Sale of common stock
  for cash, services
  and notes
  receivable...........  499,992      5          85                       (86)                                               4
Acquisition of treasury
  stock................                                                                            80,275     (20)         (20)
Net loss...............                                   (3,862)                                                       (3,862)
Accretion of
  Convertible preferred
  stock to redemption
  value................                         (77)                                                                       (77)
                        ---------   ---      ------      -------        -----                    --------    ----      -------
Balance Dec. 31,
  1995................. 2,572,580    26          74       (7,209)        (180)                    243,486     (23)      (7,312)
                        ---------   ---      ------      -------        -----                    --------    ----      -------
Sale of common stock
  and exercise of stock
  options..............   27,000                 34                                              (101,222)      1           35
Acquisition of treasury
  stock................                                                    27                     132,479     (20)           7
Stock options granted
  below fair value.....                       1,147                                   $(1,147)
Amortization of
  unearned
  compensation.........                                                                    40                               40
Net income.............                                      308                                                           308
Accretion of
  Convertible preferred
  stock to redemption
  value................                         (82)                                                                       (82)
                        ---------   ---      ------      -------        -----         -------    --------    ----      -------
Balance September 30,
  1996................. 2,599,580   $26      $1,173      $(6,901)       $(153)        $(1,107)    274,743    $(42)     $(7,004)
                        =========   ===      ======      =======        =====         =======    ========    ====      =======

    The accompanying notes are an integral part of the financial statements.

                       GEOTEL COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                INCEPTION           YEAR ENDED          NINE MONTHS ENDED
                                              (JUNE 4, 1993)       DECEMBER 31,           SEPTEMBER 30,
                                               THROUGH DEC.     ------------------    ----------------------
                                                 31, 1993        1994       1995         1995         1996
                                              --------------    -------    -------    -----------    -------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................     $  (377)      $(2,966)   $(3,862)     $(3,479)     $   308
Adjustments to reconcile net income (loss) to
  net cash provided by (used for) operating
  activities:
  Depreciation and amortization..............           1           159        359          274          370
  Amortization of unearned compensation......          --            --         --           --           40
  Issuance of common stock in exchange for
     services................................          --            --          1           --           --
  Changes in operating assets and
     liabilities:
     Accounts receivable.....................          --            --     (1,015)          --       (1,148)
     Prepaid expenses and other current
       assets................................         (53)          (17)       (38)         (26)        (118)
     Accounts payable........................          50            59         51          181           80
     Accrued expenses and accrued
       compensation..........................          74           254        292         (113)         668
     Deferred revenue........................          --            --        272          311        1,314
                                                  -------       -------    -------      -------      -------
Net cash provided by (used for) operating
  activities.................................        (305)       (2,511)    (3,940)      (2,852)       1,514
                                                  -------       -------    -------      -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of marketable
  securities.................................       1,975         3,384         --           --           --
Proceeds from maturities of marketable
  securities.................................          --            --        952          202           --
Purchases of marketable securities...........      (4,436)       (1,875)        --           --           --
Purchases of property and equipment..........         (57)         (757)      (480)        (579)        (556)
                                                  -------       -------    -------      -------      -------
Net cash provided by (used for) investing
  activities.................................      (2,518)          752        472         (377)        (556)
                                                  -------       -------    -------      -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock...........          11            17          3            3           35
Proceeds from notes receivable for common
  stock......................................          --            --         --           --            7
Proceeds from sale of convertible preferred
  stock -- net...............................       3,263         4,635      3,972        3,972          161
Proceeds from long-term debt.................          --           467        418          418          358
Principal payments under long-term debt......          --           (15)      (161)        (124)        (244)
Acquisition of treasury stock................                        (3)       (20)          (3)          --
                                                  -------       -------    -------      -------      -------
Net cash provided by financing activities:...       3,274         5,101      4,212        4,266          317
                                                  -------       -------    -------      -------      -------
Net change in cash and cash equivalents......         451         3,342        744        1,037        1,275
Cash and cash equivalents, beginning of
  period.....................................          --           451      3,793        3,793        4,537
                                                  -------       -------    -------      -------      -------
Cash and cash equivalents, end of period.....     $   451       $ 3,793    $ 4,537      $ 4,830      $ 5,812
                                                  =======       =======    =======      =======      =======
Supplemental disclosures of noncash financing
  activities:
Notes received in exchange for common stock..          --       $    94    $    86      $    87           --
                                                  =======       =======    =======      =======      =======
Supplemental cash flow information:
Interest paid................................          --       $    13    $    60      $    42      $    51
                                                  =======       =======    =======      =======      =======

    The accompanying notes are an integral part of the financial statements.

                       GEOTEL COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

A. NATURE OF BUSINESS:

     GeoTel Communications Corporation (the "Company") develops and markets telecommunications software solutions, consisting primarily of one product, that enable enhanced call center applications. The Company engages in a single business segment.

     Principal operations of the Company commenced during 1995. Prior to the commencement of principal operations, the Company was considered to be a development stage enterprise. The Company currently derives substantially all of its revenues from licenses of the Intelligent CallRouter and related services.

B. SIGNIFICANT ACCOUNTING POLICIES:

  Use of Accounting Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements (unaudited)

     The financial statements of the Company for the nine months ended September 30, 1995 and related footnote information are unaudited. All adjustments, consisting only of normal recurring adjustments, have been made which, in the opinion of management, are necessary for a fair presentation of the interim financial information. Results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for any future period.

  Cash Equivalents and Marketable Securities

     The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. The Company classifies its marketable securities as available-for-sale and states them at amortized cost plus accrued interest, which approximates fair market value. Marketable securities include the following at December 31, 1994, December 31, 1995 and September 30, 1996 (in thousands):

                                                          DECEMBER 31,
                                                        -----------------     SEPTEMBER 30,
                                                         1994       1995          1996
                                                        ------     ------     -------------
    Cash equivalents:
      Commercial paper................................  $3,468     $3,986        $ 4,374
      Money market instruments........................     134        340            628
    Marketable securities:
      U.S. Government obligations.....................     752         --             --
      Commercial paper................................     200         --             --
                                                        ------     ------         ------
                                                        $4,554     $4,326        $ 5,002
                                                        ======     ======         ======

  Income Taxes

     The Company provides for income taxes under the liability method, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis of assets and liabilities

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is required against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced.

  Property and Equipment

     Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over their estimated useful lives as follows:

                       ASSET CLASSIFICATION                         ESTIMATED USEFUL LIFE
    ----------------------------------------------------------    -------------------------
    Computer and lab equipment................................             3 years
    Furniture and fixtures....................................             3 years
    Leasehold improvements....................................    Shorter of lease term or
                                                                    estimated useful life

     Repairs and maintenance are charged to expense as incurred. Significant improvements are capitalized and depreciated. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

  Revenue Recognition

     The Company recognizes license fee revenues upon shipment unless there are significant post-delivery obligations. When significant post-delivery obligations exist, typically, customer acceptance criteria, revenues are deferred until no such significant obligations remain. Service and other revenues have consisted primarily of maintenance, installation and training revenues. Maintenance revenues are recognized ratably over the term of the support period, which is typically twelve months. Installation and training revenues generally are recognized when the services are performed. Amounts received prior to revenue recognition and for prepaid maintenance revenue are classified as deferred revenue.

  Product Warranty Costs

     The Company provides a ninety day warranty and provides for estimated direct labor and associated indirect costs at the time of sale. Provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience.

  Financial Instruments and Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade accounts receivable and short-and long-term debt which had fair values that approximate their carrying amounts. The Company invests its excess cash primarily in highly rated commercial paper and financial institutions.

     Accounts receivable at December 31, 1995 and September 30, 1996 consist principally of three and eight customer balances, respectively (See Note J). To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence believes that its trade accounts receivable credit risk exposure is limited.

     Based on borrowing rates currently available to the Company for installment notes with similar terms and maturities, the fair value of long-term debt instruments approximates their carrying values.

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

  Research and Development

     Research and development costs are charged to operations as incurred. The Company capitalizes eligible software costs incurred after technological feasibility of the product has been established. The Company achieves technological feasibility when a working model has been established. To date, costs eligible for capitalization have been immaterial and no costs have been capitalized.

  Net Income (Loss) Per Common and Common Equivalent Share

     The pro forma net income (loss) per common share is computed based upon the weighted average number of common and common equivalent shares outstanding (using the treasury stock method) after certain adjustments described below. Common equivalent shares consist of the Company's Series A, B and C Convertible Participating Preferred Stock (collectively, the "Convertible Preferred Stock") and common stock options outstanding. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB No. 83), all Convertible Preferred Stock, common and common equivalent shares issued during the twelve month period prior to the proposed date of the initial filing of the Registration Statement have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method at the assumed initial public offering price. In addition, all outstanding shares of Convertible Preferred Stock, not subject to SAB No. 83, to be converted into common stock upon the closing of the initial public offering are treated as having been converted into common stock at the date of original issuance.

     Net income (loss) per common share on a historical basis is computed in the same manner as pro forma net income (loss) per common share, except that all Convertible Preferred Stock is not assumed to be converted and is included in the calculation only as a common stock equivalent when its effect is dilutive.

     Net income (loss) per common share on a historical basis is as follows
(dollars in thousands):


                              INCEPTION
                              (JUNE 4,
                                1993)               YEAR ENDED             NINE MONTHS ENDED
                               THROUGH             DECEMBER 31,              SEPTEMBER 30,
                             DECEMBER 31,     ----------------------    -------------------------
                                 1993           1994         1995          1995           1996
                             -------------    ---------    ---------    -----------    ----------
                                                                        (UNAUDITED)
Net income (loss)..........       $ (377)       $(2,966)     $(3,862)      $(3,479)         $ 308
Accretion of Convertible
  preferred stock to
  redemption value.........           (4)           (35)         (77)          (52)           (82)
                                  ------        -------      -------       -------          -----
Net income (loss) available
  (attributable) to common
  stockholders.............       $ (381)       $(3,001)     $(3,939)      $(3,531)         $ 226
                                  ======        =======      =======       =======          =====
Net income (loss) available
  (attributable) per common
  and common equivalent
  share....................       $(0.20)       $ (1.10)     $ (1.25)      $ (1.14)         $0.02
                                  ======        =======      =======       =======          =====
Weighted average number of
  common and common
  equivalent shares........    1,950,088      2,724,895    3,154,729     3,104,087     11,514,315
                               =========      =========    =========     =========     ==========

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

     Fully diluted net income (loss) per share is not presented as it is the same as the amounts disclosed in historical net income (loss) per share from inception (June 4, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995, and the nine month periods ended September 30, 1995 and 1996.

  Pro Forma Presentation (Unaudited)

     Upon the closing of a public offering, such as the one contemplated in the Registration Statement in which the accompanying financial statements have been included, all of the outstanding series of Convertible Preferred Stock will automatically convert into 8,293,716 shares of common stock and the Company's existing series of Convertible Preferred Stock will be removed and a class of authorized but undesignated preferred stock will be created. The unaudited pro forma presentation of the September 30, 1996 stockholders' equity has been prepared assuming such conversion.

  New Accounting Pronouncement

     In fiscal year 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that impairment losses be recognized when the carrying value of an asset exceeds its fair value. The Company regularly assesses all of its long-lived assets for impairment. Based upon Management's assessment as of September 30, 1996, the Company has determined that no impairment of long-lived assets exists.


C. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following (in thousands):

                                                           DECEMBER 31,
                                                         ----------------     SEPTEMBER 30,
                                                         1994       1995          1996
                                                         -----     ------     -------------
    Computer and lab equipment.........................  $ 799     $1,218         $1,760
    Furniture and fixtures.............................     20         67             74
    Leasehold improvements.............................     10         24             31
                                                         -----     ------         ------
                                                           829      1,309          1,865
    Less accumulated depreciation and amortization.....   (160)      (519)          (889)
                                                         -----     ------         ------
                                                         $ 669     $  790         $  976
                                                         =====     ======         ======

D. INCOME TAXES:

     No income tax provision was recorded for federal income tax purposes from inception (June 4, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995, and for the nine months ended September 30, 1996 as the Company has not reported taxable income in those periods. The Company elected to capitalize start-up costs and research and development costs for income tax purposes and amortize them over five and ten years, respectively, for the period prior to recording product revenue in 1995.

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

     The components of deferred taxes were as follows (in thousands):

                                                         DECEMBER 31,
                                                      -------------------     SEPTEMBER 30,
                                                       1994        1995           1996
                                                      -------     -------     -------------
    Deferred tax assets:
      Depreciation..................................  $    17     $   110        $   136
      Capitalized start-up costs....................    1,286       2,151          1,937
      Accrued expenses..............................       17          37             82
      Tax credits...................................      134         245            183
      Net operating losses..........................       --         574            550
                                                      -------     -------        -------
    Net deferred tax assets.........................    1,454       3,117          2,888
    Valuation allowance.............................   (1,454)     (3,117)        (2,888)
                                                      -------     -------        -------
    Total net deferred tax asset....................  $     0     $     0        $     0
                                                      =======     =======        =======

     Valuation allowances have been recorded to offset the entire net deferred tax assets as a result of the uncertainties regarding the realization of the asset due to the limited history of operating profits.

     The difference between the statutory federal income tax rate and the Company's effective tax rate for the nine months ended September 30, 1996 is principally due to the utilization of net operating losses, capitalized start-up costs including capitalized research and development cost carryforwards.

     At September 30, 1996, the Company had net operating loss carryforwards of $1,400,000 for federal and state income tax purposes, and capitalized start-up costs of approximately $4,800,000 that may be used to offset future federal income tax, if any. The net operating loss carryforwards expire at various dates beginning in 2009. Similarly, research and development and state investment tax credit carryforwards aggregating $245,000 and $183,000 were available at December 31, 1995 and September 30, 1996, respectively, which expire at various dates beginning in 2009. An ownership change, as defined in the Tax Reform Act of 1986, may restrict the utilization of certain tax attributes. The difference between the federal net operating loss carryforwards and the amount of the accumulated deficit results primarily from certain start-up costs and research and development expenses, which have been capitalized for tax purposes.

E. LONG-TERM DEBT:

     In 1994, the Company entered into an equipment line of credit agreement with a bank. The agreement allowed the Company to borrow the lesser of $500,000 or a 90% advance rate against the invoice price of approved equipment purchased after January 1, 1994, as defined. The agreement provided for two borrowing periods. The first borrowing period began on May 18, 1994 and ended on November 5, 1994. The Company borrowed a total of approximately $319,000 under the line of credit in the first borrowing period. This outstanding principal balance is payable monthly, in 30 equal payments of principal plus interest, commencing on December 5, 1994. The second borrowing period began on November 6, 1994 and ended on May 5, 1995. The Company borrowed a total of approximately $148,000 under the line of credit in the second borrowing period. This outstanding principal balance is payable monthly, in 30 equal payments of principal plus interest, which began on June 5, 1995.

     In 1995, the Company entered into a second equipment line of credit agreement with the bank. The agreement allows the Company to borrow the lesser of $600,000 or a 90% advance rate against the invoice price of approved equipment purchased after November 30, 1994, as defined. The

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

agreement provided for two borrowing periods. The first borrowing period began on May 1, 1995 and ended on March 1, 1996. The Company borrowed a total of approximately $385,000 under the line of credit in the first borrowing period. This outstanding principal balance is payable monthly, in 36 equal payments of principal plus interest, commencing on April 1, 1996. The second borrowing period began on April 2, 1996 and ended on May 31, 1996. The Company borrowed a total of approximately $214,000 under the line of credit in the second borrowing period. This outstanding principal balance is payable monthly, in 34 equal payments of principal plus interest, which began on June 1, 1996.

     In September 1996, the Company entered into a third equipment line of credit agreement with the bank. The agreement allows the Company to borrow the lesser of $800,000 or a 90% advance rate against the invoice price of approved equipment purchased after May 31, 1996, as defined. Borrowings outstanding under this agreement approximated $143,000 at September 30, 1996. The borrowing period ends on June 30, 1997.

     Borrowings under the above agreements bear interest ranging from the bank's prime rate to prime rate plus 1% (9.50% at December 31, 1995 and 8.25% at September 30, 1996). The interest rate, on all outstanding debt, was reduced to prime rate in September 1996.

     The borrowings are collateralized by substantially all of the Company's assets. These agreements contain restrictive covenants that require certain levels of equity and liquidity and prohibit the payment of cash dividends without the bank's consent. At December 31, 1995 and September 30, 1996, the Company was in compliance with all related covenants.

     Principal payments for the last three months of 1996 and for the years 1997, 1998, 1999 and 2000 are $101,000, $347,000, $252,000, $99,000 and $24,000,
respectively.

F. CONVERTIBLE PREFERRED STOCK:

     The following table reflects Convertible Preferred Stock activity, from inception through September 30, 1996:

                                                                                AMOUNT
                                                               SHARES       --------------
                                                              ---------     (IN THOUSANDS)
    Shares of Series A issued, September 1993...............  3,300,000        $  3,261
    Shares of Series A issued, December 1993................      2,000               2
    Accretion to redemption value...........................         --               4
                                                              ---------         -------
    Balance at December 31, 1993............................  3,302,000           3,267
                                                              ---------         -------
    Shares of Series A issued, July 1994....................    100,000             100
    Shares of Series B issued, July 1994....................  2,604,286           4,535
    Accretion to redemption value...........................         --              35
                                                              ---------         -------
    Balance at December 31, 1994............................  6,006,286           7,937
                                                              ---------         -------
    Shares of Series C issued, August 1995..................  1,712,329           3,972
    Accretion to redemption value...........................         --              77
                                                              ---------         -------
    Balance at December 31, 1995............................  7,718,615          11,986
                                                              ---------         -------
    Shares of Series C issued, February 1996................     70,000             161
    Accretion to redemption value...........................         --              82
                                                              ---------         -------
    Balance at September 30, 1996...........................  7,788,615        $ 12,229
                                                              =========         =======

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

     Shares of Convertible Preferred Stock are subject to the following rights and privileges:

  Dividends

     Preferred stockholders shall be entitled to receive dividends at the same rate as dividends are paid with respect to the common stock. Such preferred dividends will be determined by the number of shares of common stock into which each share of preferred stock could then be converted, as defined. The Company is prohibited from paying cash dividends under the outstanding equipment lines unless the Company receives the bank's consent.

  Liquidation

     In certain events, including liquidation, dissolution or the winding up of the Company, the holders of the Series A, B and C Convertible Preferred Stock are entitled to receive an amount equal to $1.00, $1.75 and $2.336 per share, respectively, plus declared but unpaid dividends, before any payment is made to the common stockholders. The holders of the Convertible Preferred Stock shall then share ratably with the common stockholders in the distribution of the remaining assets distributable to the stockholders as if each share of Convertible Preferred Stock had been converted, as defined.

  Voting

     Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of Convertible Preferred Stock is convertible.

  Conversion and Redemption

     The holders of a majority of the outstanding shares of Convertible Preferred Stock shall be entitled, at any time after July 31, 2000, to cause all such shares to be converted into common stock on a share-for-share basis, as defined and to receive from the Company their liquidation amount in three equal, annual installments. In addition, immediately prior to the closing of an initial public offering of the Company's common stock, which results in proceeds of at least $10,000,000 and a per share price of a least $4.67, each share of the Convertible Preferred Stock will automatically convert. In September 1996, the Company's Board of Directors adopted and the stockholders approved an amendment to the terms of the Company's Convertible Preferred Stock to provide that, in lieu of any cash payment in connection with the automatic conversion of the Convertible Preferred Stock in an initial public offering, the Convertible Preferred Stock will be converted into an additional number of shares of common stock determined by dividing fifty percent of the original purchase price of the Convertible Preferred Stock by the initial public offering price. At the initial public offering price of $12.00 per share, the Convertible Preferred Stock will be converted into an additional 505,101 shares of Common Stock. Since the holders of the Convertible Preferred Stock have voting control, such conversion will result in an increase in common stock and additional paid-in capital with no impact on net income or earnings per share.

     The Convertible Preferred Stock is being accreted to approximately $12,756,000 which is equal to the sum of (i) the price per share paid for each share of Convertible Preferred Stock and (ii) the fair value of the common stock, at the date of the original issuance of the Convertible Preferred Stock, for which such Convertible Preferred Stock will be converted. The Company has provided for periodic accretion of the fair value of the common stock using the effective interest method.

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

G. STOCKHOLDERS' EQUITY (DEFICIT):

  Common and Preferred Stock

     In September 1996, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of common stock to the public. In addition, the Company's Board of Directors adopted and the stockholders approved an increase in the number of authorized shares of capital stock from 21,788,615 shares to 45,000,000 shares, to be effected upon the closing of the offering, of which 40,000,000 shares have been designated as common stock and 5,000,000 shares have been designated as preferred stock, for which the Company's Board of Directors will have the authority, without further stockholder approval, to issue in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

     Each share of common stock has full voting rights. The terms of the Company's existing borrowing arrangements with a bank prohibit the payment of cash dividends without the prior consent of the bank.

  Stock Restriction Agreements

     The Company has entered into Stock Restriction Agreements (the "Stock Restriction Agreements") with certain employees pursuant to which such employees purchased an aggregate of 1,444,278 shares of common stock, of which 1,034,028 were purchased for $0.01 per share in 1993 and 410,250 were purchased for $0.10 per share in 1994. In connection with the 1994 sale of common stock described above, the Company received a full recourse note receivable totaling approximately $37,000 from a certain employee. This note bears interest at 5.25% and is required to be paid in full upon the earlier to occur of the tenth anniversary date of issuance or the first anniversary of an initial public offering or other liquidity event, as defined. All shares purchased under the Stock Restriction Agreements are subject to repurchase by the Company at the original purchase price for up to a period of five years from the date of purchase, unless the shares become vested. An employee vests in twenty percent of the shares on the first anniversary of the date of purchase and, thereafter, the remaining shares become vested on a monthly basis through the fifth anniversary of the date of purchase. In accordance with the terms of a Stock Restriction Agreement, the Company repurchased 148,211 unvested shares in 1994 at a price of $0.01 per share from an employee whose employment with the Company terminated. In addition, the Company repurchased 58,595 shares from this employee in 1995 at a price of $0.30 per share. At September 30, 1996, 448,233 shares were subject to repurchase under the Stock Restriction Agreements. Upon an initial public offering, all shares of common stock purchased under the Stock Restriction Agreements will become vested.

     The Stock Restriction Agreements further provide the Company and the holders of the Convertible Preferred Stock with the right of first refusal to purchase the shares of such an employee stockholder if he intends to sell them and has received an offer from a third party. The Company may exercise its right to purchase the shares at the offeror's price within 30 days of receipt of written notification of the stockholder's intent to sell. If the Company elects not to purchase the stock, the preferred stockholders may exercise their right to purchase their pro rata share at the offeror's price for a period of 20 days. If the preferred stockholders do not purchase the shares, then the stockholder is free to transfer the shares to the offeror, provided the transfer is completed within

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

three months from the end of the preferred stockholder option period. These Stock Restriction Agreements terminate upon an initial public offering.

  Restricted Stock Purchase Plan

     The Company has adopted, and subsequently amended, a 1993 Restricted Stock Purchase Plan (the "1993 Plan"), which provides for the issuance of common stock to directors, officers, consultants and other key personnel at prices determined by a Committee selected by the Board of Directors. Participants' shares are subject to repurchase by the Company at the original purchase price for up to five years after the beginning of the vesting period. A participant vests in twenty percent of the shares on the first anniversary of the date of purchase and, thereafter, the remaining shares become vested on a monthly basis through the fifth anniversary date of purchase. At December 31, 1995 and September 30, 1996, the Company may repurchase up to 868,222 and 533,925 unvested shares, respectively. Such shares are to be repurchased at the original purchase price ranging from $0.10 to $0.18 per share. There are no shares available for further grant under the 1993 Plan. The shares outstanding at September 30, 1996 under the 1993 Plan have a weighted price of $0.14 per share with share prices ranging from $0.10 to $0.18 per share.

     Information related to the 1993 Plan is as follows:

                                              DECEMBER 31,
                            -------------------------------------------------
                                                                                     SEPTEMBER 30,
                                     1994                      1995                      1996
                            -----------------------   -----------------------   -----------------------
                                         WEIGHTED                  WEIGHTED                  WEIGHTED
                            NUMBER OF     AVERAGE     NUMBER OF     AVERAGE     NUMBER OF     AVERAGE
                             SHARES     SHARE PRICE    SHARES     SHARE PRICE    SHARES     SHARE PRICE
                            ---------   -----------   ---------   -----------   ---------   -----------
Outstanding at beginning
  of period...............        --          --        613,310      $0.14      1,091,622      $0.14
Issued....................   628,310       $0.14        499,992       0.18         27,000       0.18
Repurchased...............   (15,000)       0.10        (21,680)      0.10       (132,479)      0.14
                            ---------                 ---------                 ---------
Outstanding at end of
  period..................   613,310       $0.14      1,091,622      $0.14        986,143      $0.14
                            =========                 =========                 =========

     In connection with the sale of common stock under the 1993 Plan described above, the Company received full recourse notes receivable totaling approximately $57,000 and $86,000 from certain employees during the years ended December 31, 1994 and 1995, respectively. These notes bear interest at 5.25% and are required to be paid in full upon the earlier to occur of the tenth anniversary of the date of issuance or the first anniversary of an initial public offering or other liquidity event, as defined. The interest is payable at the date of maturity. Such notes are collateralized by the common stock purchased and accordingly are included in stockholders' deficit.

  Stock Option Plan

     In 1995, the Board of Directors adopted and the stockholders subsequently approved the Company's 1995 stock option plan (the "1995 Plan"), which provides for the issuance of incentive stock options and nonqualified stock options to eligible employees, officers and consultants to the Company. The options can be granted for periods of up to ten years and generally vest ratably over a five-year period with initial vesting occurring on the first anniversary from the grant date and then monthly thereafter. In 1996, the Board of Directors adopted and stockholders approved an increase in the 1995 Plan of 1,000,000 shares of common stock. In addition, the Board of Directors adopted and stockholders approved the number of shares of common stock available for grants under the 1995 Plan to be increased by the number of shares repurchased by the Company from time to time under the 1993 Plan. The maximum number of shares will increase effective January 1, 1997 and

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

each January 1 thereafter during the term of the 1995 Plan, by an amount equal to four percent of the total number of shares of common stock issued and outstanding as of the close of business on December 31, of the preceding year, not exceeding 6,000,000 shares. At December 31, 1995 and September 30, 1996, 426,051 and 1,474,726 shares, respectively, were authorized for issuance under the 1995 Plan.

     The option price for stock options granted under the 1995 Plan is determined by a Committee consisting of two or more members of the Company's Board of Directors. The option price for incentive stock options shall be the fair value at the time the option is granted. In the case of options granted to a shareholder who at the time of grant owns, directly or indirectly, stock possessing more than 10% of total combined voting power of any class of stock of the Company, the exercise price of the options shall not be less than 110% of the fair value of the common stock as of the date of grant.

     Information related to the 1995 Plan is as follows:

                                     DECEMBER 31, 1995               SEPTEMBER 30, 1996
                                ---------------------------     -----------------------------
                                           WEIGHTED AVERAGE                  WEIGHTED AVERAGE
                                SHARES      EXERCISE PRICE       SHARES       EXERCISE PRICE
                                ------     ----------------     --------     ----------------
    Outstanding at beginning
      of period...............      --              --            64,500           $0.24
    Granted...................  64,500           $0.24           909,618            1.88
    Cancelled.................      --              --           (12,500)           0.30
    Exercised.................      --              --          (101,222)           0.30
                                ------           -----          --------           -----
    Outstanding at end of
      period..................  64,500           $0.24           860,396           $1.97
                                ======           =====          ========           =====

     The Company granted options at the per share price, which have ranged from $0.18 to $8.00 per share. No options were exercisable as of December 31, 1995 and 8,400 were exercisable at September 30, 1996. The 101,222 options exercised during the nine months ended September 30, 1996, related to merit grants which included immediate vesting provisions. As of December 31, 1995 and September 30, 1996, the Company had 361,551 and 513,108, respectively, shares available for future option grants under the 1995 Plan. The outstanding stock options at September 30, 1996 have a weighted average contractual life of 9.67 years.

  Employee Stock Purchase Plan

     In September 1996, the Company's Board of Directors adopted and the stockholders approved the 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan"). The Company has reserved 250,000 shares of common stock for issuance under the 1996 Purchase Plan. The 1996 Purchase Plan will enable employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first or last day of each six-month purchase period.

  Stock-Based Compensation Plans

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees, and related interpretations in accounting for the 1995 Plan. Accordingly, compensation expense has been recognized for its stock-based compensation plan for any options granted below fair value of the common stock. In the nine months ended September 30, 1996, the Company recognized approximately $1,147,000 in unearned compensation for options to purchase 696,180 shares granted at exercise prices below the fair value of the common stock. Had compensa-

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

tion cost for the 1995 Plan been determined based upon the fair value at the grant date for awards consistent with the minimum value methodology prescribed under Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," the Company's net loss would have increased by approximately $9,000 in 1995 and net income would have decreased by approximately $32,000 for the nine months ended September 30, 1996. The pro forma effect of adopting SFAS 123 has no effect on the Company's net income
(loss) per share in 1995 and a decrease to $0.02 per share for the nine months ended September 30, 1996. In computing these pro forma amounts the Company has assumed a risk-free interest rate equal to approximately 8% and expected life of approximately five years. The options granted during 1995 and for the nine months ended September 30, 1996 are generally equal to the fair value at the time of option grant. The effects of applying SFAS 123 in this disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

H. RETIREMENT SAVINGS PLAN:

     In 1994, the Company adopted a Retirement Savings Plan (the "Savings Plan") for its employees, which has been qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the Savings Plan through payroll deductions within statutory limitations and subject to any limitations included in the Savings Plan. To date the Company has made no contributions to the Plan.

I. OPERATING LEASES:

     The Company leases certain equipment and office space under operating leases that expire through 1998. Future minimum annual lease commitments, including operating costs, under the operating leases for the last three months of 1996, and for the years 1997 and 1998 are $38,000, $158,000 and $145,000, respectively.

     Rent expense was approximately $1,000, $41,000, $124,000, $89,000 and
$135,000 from inception (June 4, 1993) through December 31, 1993 and the years ended December 31, 1994 and 1995 and for the nine month periods ended September 30, 1995 and 1996, respectively.

J. RELATED PARTY TRANSACTIONS AND SIGNIFICANT CUSTOMERS:

     In August 1995, the Company sold 1,048,801 shares of Series C Convertible Participating Preferred Stock to an investor that subsequently became a customer of the Company. This customer's purchases from the Company represented 38% and 20% of revenue for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and this customer had an outstanding receivable balance of approximately $266,000 and $751,000 at December 31, 1995 and September 30, 1996, respectively. Gross profit from related party transactions approximated those realized in similar transactions with unrelated parties. Purchases by this customer for the year ended December 31, 1995 were made through another shareholder of the Company.

                       GEOTEL COMMUNICATIONS CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

     The following table summarizes sales as a percentage of total revenue to significant customers for the year ended December 31, 1995 and for the nine months ended September 30, 1996:

                                                                           NINE MONTHS ENDED
                                                        YEAR ENDED           SEPTEMBER 30,
                                                     DECEMBER 31, 1995           1996
                                                     -----------------     -----------------
    Related Party Customer.........................          38%                   20%
    Customer A.....................................          20                    --
    Customer B.....................................          26                    --
    Customer C.....................................          --                    16
    Customer D.....................................          --                    10
                                                           ----                 --- -
    Percentage of total revenue....................          84%                   46%
                                                           ====                  ====

     Export sales to Australia and the United Kingdom for the nine months ended September 30, 1996 were approximately 16% and 6% of total revenues, respectively. No export sales occurred in 1995.

                       ENTERPRISE-WIDE CALL DISTRIBUTION


                           [Diagram illustrating
                           the deployment of the
                           Intelligent CallRouter
                           in a multi-carrier
                           call center]


- Provides a software infrastructure that manages the interaction between customers and agent or automated resources.

- Interfaces to multiple carriers, multiple switches, VRUs, and customer profile databases to create a distributed call processing environment.

- Provides an enterprise-wide call management architecture that integrates and leverages customers' current and future telecommunications technology.

- Solutions based on open/industry standards--Microsoft Windows NT, Powerbuilder, Microsoft SQL Server.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................      3
Risk Factors..........................      6
Use of Proceeds.......................     14
Dividend Policy.......................     14
Capitalization........................     15
Dilution..............................     16
Selected Financial Data...............     17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     19
Business..............................     24
Management............................     37
Certain Transactions..................     43
Principal and Selling Stockholders....     45
Description of Capital Stock..........     47
Shares Eligible for Future Sale.......     49
Underwriting..........................     51
Legal Matters.........................     52
Experts...............................     52
Change in Independent Accountants.....     53
Additional Information................     53
Index to Financial Statements.........    F-1

                            ------------------------

UNTIL DECEMBER 15, 1996 (25 DAYS AFTER THE
DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,200,000 SHARES
                                      LOGO
                                  COMMON STOCK
                              -------------------
                                   PROSPECTUS
                              -------------------
                               ALEX. BROWN & SONS
                                 INCORPORATED

                          WESSELS, ARNOLD & HENDERSON
                               November 20, 1996
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------